SECURED REVOLVING CREDIT AGREEMENT

dated as of October 13, 2004

among

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP,
as Borrower,

THE LENDERS SIGNATORY HERETO, each as a Bank,

and

EUROHYPO AG, NEW YORK BRANCH,
as Administrative Agent, Lead Arranger and Sole Book Runner

KEYBANK NATIONAL ASSOCIATION,
as Co-Syndication Agent

PNC BANK NATIONAL ASSOCIATION,
as Co-Syndication Agent

COMMERZBANK AG NEW YORK
AND GRAND CAYMAN BRANCHES,
as Co-Documentation Agent

HYPO REAL ESTATE CAPITAL CORPORATION,
as Co-Documentation Agent

COMERICA BANK,
as Managing Agent

PB (USA) REALTY CORPORATION,
as Managing Agent

BANK ONE, NA,
as Managing Agent

        SECURED REVOLVING CREDIT AGREEMENT (“this Agreement”) dated as of October 13, 2004, among THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a limited partnership organized and existing under the laws of the State of Delaware (“Borrower”), EUROHYPO AG, NEW YORK BRANCH, as administrative agent for the Banks (in such capacity, together with its successors in such capacity, “Administrative Agent”), and EUROHYPO AG, NEW YORK BRANCH (in its individual capacity and not as Administrative Agent, “Eurohypo”) and the other lenders signatory hereto (Eurohypo, the other lenders signatory hereto and such other lenders who from time to time become Banks pursuant to Section 2.19, Section 3.07 or 12.05, each a “Bank” and collectively, the “Banks”).

        Borrower desires that the Banks extend credit as provided herein, and the Banks are prepared to extend such credit. Accordingly, Borrower, each Bank and Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS; ETC.

        SECTION 1.01    Definitions. As used in this Agreement the following terms have the following meanings:

        “Acceptance Letter” has the meaning specified in Section 2.19(c).

        “Actions” has the meaning specified in Section 5.04.

        “Additional Costs” has the meaning specified in Section 3.01.

        “Administrative Agent” has the meaning specified in the preamble.

        “Administrative Agent’s Office” means Administrative Agent’s office located as set forth on its signature page hereof, or such other address in the United States as Administrative Agent may designate by notice to Borrower and the Banks.

        “Affected Bank” has the meaning specified in Section 3.07.

        “Affected Loan” has the meaning specified in Section 3.04.

        “Affiliate” means, with respect to any Person (the “first Person”), any other Person (1) which directly or indirectly controls, or is controlled by, or is under common control with the first Person or (2) 10% or more of the beneficial interest in which is directly or indirectly owned or held by the first Person. The term “control” means the possession, directly or indirectly, of the power, alone, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

        “Agreement” means this Secured Revolving Credit Agreement.

        “Anchors” means, for each Property, those department store companies which own, occupy and/or operate the related Anchor Stores.

        “Anchor Stores” means, for each Property, those department stores located on parcels contiguous to such Property which, together with the Improvements on such Property, are being operated as an integrated shopping center pursuant to the REA.

        “Applicable Lending Office” means, for each Bank and for its LIBOR Loan or Base Rate Loan, as applicable, the lending office of such Bank (or of an Affiliate of such Bank) designated as such on its signature page hereof or in the applicable Assignment and Assumption Agreement, or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to Administrative Agent and Borrower as the office by which its LIBOR Loan or Base Rate Loan, as applicable, is to be made and maintained.

        “Applicable Margin” means with respect to Base Rate Loans and LIBOR Loans, the respective rates per annum determined, at any time, based on the Property Debt Yield at the time, in accordance with the table below (any change in the Property Debt Yield, including any change pursuant to Section 2.05, causing it to move to a different range on said table shall effect an immediate change [as of the date that financial results are or are required to be reported, whichever is earlier] pursuant to this Agreement for the calendar quarter for which Property Debt Yield is being determined or, in the case of an adjustment pursuant to Section 2.05, as of the date specified in said Section, in the Applicable Margin).

Property Debt Yield	Applicable Margin for Base Rate Loans (% per annum)	Applicable Margin for LIBOR Loans (% per annum)
Greater than 15%	-0-	0.80
Less than or equal to 15%	-0-	0.95

        “Appraised Value” shall mean (i) with respect to each of Twelve Oaks and Fairlane, the appraised value of each such Property as determined pursuant to 4.01(7) prior to or at the time of execution hereof (as updated only by any reappraisal the Required Banks elect to obtain pursuant to Section 12.06(c)(iv)) and (ii) with respect to each Property added as security for the Obligations pursuant to Section 12.06, the appraised value of such Property as determined pursuant to Section 12.06(b) immediately prior to such Property being added as security for the Obligations (as updated only by any reappraisal the Required Banks elect to obtain pursuant to Section 12.06(c)(iv)).

        “Assignee” and “Consented Assignee” have the respective meanings specified in Section 12.05.

        “Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form of EXHIBIT A, pursuant to which a Bank assigns and an Assignee assumes rights and obligations in accordance with the terms of this Agreement.

        “Authorization Letter” means a letter agreement executed by Borrower in the form of EXHIBIT B.

        “Bank” and “Banks” have the respective meanings specified in the preamble.

        “Bank Parties” means Administrative Agent and the Banks.

        “Banking Day” means (1) any day on which commercial banks are not authorized or required to close in New York, New York and (2) whenever such day relates to a LIBOR Loan, an Interest Period with respect to a LIBOR Loan, or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried out in the London interbank market and banks are open for business in London.

        “Banks’ L/C Fee Rate” has the meaning specified in Section 2.17(g).

        “Bank Reply Period” has the meaning specified in Section 12.02.

        “Base Rate” means, for any day, the higher of (1) the Federal Funds Rate for such day plus 0.50% or (2) the Prime Rate for such day.

        “Base Rate Loan” means all or any portion (as the context requires) of a Bank’s Loan which shall accrue interest at a rate determined in relation to the Base Rate.

        “Borrower” has the meaning specified in the preamble.

        “Borrower’s Accountants” means KPMG LLP, or such other accounting firm(s) selected by Borrower and reasonably acceptable to the Required Banks.

        “Capital Lease” means any lease which has been capitalized on the books of the lessee in accordance with GAAP.

        “Capitalization Value” means, at any time, the sum of (1) Combined EBITDA for the twelve (12)-month period ending with the most recently ended calendar quarter, capitalized at an annual rate equal to 7.75%, (2) Borrower’s beneficial share of unrestricted Cash and Cash Equivalents (i. e., Cash and Cash Equivalents that are not pledged or the use of which is not restricted by the terms of any document or agreement) of Borrower and its Consolidated Businesses and UJVs and (3) without duplication, the cost basis of properties of Borrower under development. For the purposes of this definition, in no event shall (x) properties under development constitute in excess of 15% of Capitalization Value or (y) leasing commissions payable by third parties and/or management and development fees contribute to greater than 5% of Capitalization Value.

        “Cash and Cash Equivalents” means (1) cash, (2) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government, (3) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the Laws of the United States, any state thereof or the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 or better by S&P or P-1 or better by Moody’s, provided that the maturities thereof shall not exceed one (1) year from the date of acquisition and (4) shares of Fidelity Institutional Money Market Fund or comparable money market funds.

        “Closing Date” means the date this Agreement has been executed by all parties.

        “Code” means the Internal Revenue Code of 1986.

        “Collateral” means the Mortgaged Property under each Mortgage and any other collateral now or hereafter given for the Loans.

        “Combined EBITDA” means, for any period of time, (1) revenues less operating costs (including general and administrative expenses) before interest, depreciation and amortization and unusual items for Borrower and its Consolidated Businesses (including, without limitation, non-recurring items such as gains or losses from asset sales) and adjusted to eliminate the effects of straight lining of rents plus (2) Borrower’s beneficial interest in revenues less operating costs (including general and administrative expenses) before interest, depreciation and amortization and unusual items (after eliminating appropriate intercompany amounts) (including, without limitation, non-recurring items such as gains or losses from asset sales) and adjusted to eliminate the effects of straight lining of rents applicable to each of the UJVs. For purposes of this definition, gains or losses from peripheral land sales, to the extent such gains or losses total less than $5,000,000 in any twelve (12)-month period, shall be treated in accordance with the accounting principles reflected in Borrower’s form 10-K for 2003.

        “Consolidated Businesses” means, collectively (1) each Affiliate of Borrower, all of the equity interests of which are, or, under GAAP, are deemed to be, owned by Borrower and (2) Taub-Co Management Inc., The Taubman Company LLC and their respective Affiliates so long as more than 90% of the equity interests in the entities referred to in this clause (2) are owned directly or indirectly by Borrower.

        “Consolidated Outstanding Indebtedness” means, as of any time, all indebtedness and liability for borrowed money (which shall be deemed to include obligations as lessee under Capital Leases), secured or unsecured, of Borrower and all indebtedness and liability for borrowed money (which shall be deemed to include obligations as lessee under Capital Leases), secured or unsecured, attributable to Borrower’s beneficial interest in its Consolidated Businesses, including mortgage and other notes payable but excluding any indebtedness which is margin indebtedness secured by cash and cash equivalent securities, as reflected in the TRG Consolidated Financial Statements.

        “Contingent Liabilities” means the sum of (1) those liabilities, as determined in accordance with GAAP, set forth and quantified as contingent liabilities in the notes to the TRG Consolidated Financial Statements and (2) contingent liabilities, other than those described in the foregoing clause (1), which represent direct payment guaranties of Borrower; provided, however, that Contingent Liabilities shall exclude contingent liabilities which represent the “Other Party’s Share” of “Duplicated Obligations” (as such quoted terms are hereinafter defined). “Duplicated Obligations” means, collectively, all those payment guaranties in respect of Debt of UJVs for which Borrower and another party are jointly and severally liable, where the other party is, in the sole judgment of the Required Banks, capable of satisfying the Other Party’s Share of such obligation; and “Other Party’s Share” means such other party’s fractional beneficial interest in the UJV in question.

        “Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.13 of a LIBOR Loan as a LIBOR Loan from one Interest Period to the next Interest Period.

        “Convert”, “Conversion” and “Converted” refer to a conversion pursuant to Section 2.13 of a Base Rate Loan into a LIBOR Loan or a LIBOR Loan into a Base Rate Loan, each of which may be accompanied by the transfer by a Bank (at its sole discretion) of all or a portion of its Loan from one Applicable Lending Office to another.

        “Debt” means (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations), (2) obligations as lessee under Capital Leases, (3) current liabilities in respect of unfunded vested benefits under any Plan, (4) obligations in respect of letters of credit issued for the account of any Person, (5) all obligations arising under bankers’ or trade acceptance facilities, (6) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, (7) all obligations secured by any Lien on property owned by the Person whose Debt is being measured, whether or not the obligations have been assumed and (8) all obligations under any agreement providing for contingent participation or other hedging mechanisms with respect to interest payable on any of the items described above in this definition.

        “Default” means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

        “Default Rate” means a rate per annum equal to (1) with respect to Base Rate Loans, a variable rate 3% above the rate of interest then in effect thereon (including the Applicable Margin) and (2) with respect to LIBOR Loans, a fixed rate 3% above the rate(s) of interest in effect thereon (including the Applicable Margin) at the time of Default until the end of the then current Interest Period therefor and, thereafter, a variable rate 3% above the rate of interest for a Base Rate Loan (including the Applicable Margin).

        “Disposition” means a sale (whether by assignment, transfer or Capital Lease) of an asset.

        “Distributable Cash Flow” means Funds From Operations.

        “Dollars” and the sign “$” mean lawful money of the United States.

        “Elect”, “Election” and “Elected” refer to election, if any, by Borrower pursuant to Section 2.13 to have all or a portion of an advance of the Loans be outstanding as LIBOR Loans.

        “Engineering Consultant” means IVI International, Inc. or other firm designated by Administrative Agent from time to time for any Property.

        “Environmental Discharge” means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.

        “Environmental Law” means any Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the work place, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

        “Environmental Notice” means any written complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to Borrower’s or any Mortgagor’s compliance with any Environmental Law in connection with any activity or operations at any time conducted by Borrower or any Mortgagor, (2) relating to the occurrence or presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at any of Borrower’s or any Mortgagor’s locations or facilities (including each of the Properties), including, without limitation, (a) the existence of any contamination or possible or threatened contamination at any such location or facility and (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof or (3) relating to any violation or alleged violation of any relevant Environmental Law.

        “ERISA” means the Employee Retirement Income Security Act of 1974, including any rules and regulations promulgated thereunder.

        “ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of organizations (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower or any Mortgagor or any organization which is required to be treated as a single employer with Borrower or any Mortgagor under Sections 414(m) or 414(o) of the Code.

        “Eurohypo” has the meaning specified in the preamble.

        “Event of Default” has the meaning specified in Section 9.01.

        “Existing Bank” has the meaning specified in Section 2.19(c).

        “Existing Credit Facility” means that certain $275,000,000 credit facility made pursuant to the Secured Revolving Credit Agreement, dated as of November 1, 2001, among Borrower, the lenders signatory thereto and Bank of America, N.A., as Administrative Agent.

        “Extension Option” has the meaning specified in Section 2.18.

        “Facility Fee” has the meaning specified in Section 2.08.

        “Fairlane” means the parcel(s) of real property owned by Fairlane LLC located in Dearborn, Michigan, together with the Improvements thereon.

        “Fairlane LLC” means Fairlane Town Center LLC, a Michigan limited liability company of which Borrower is the sole member and the owner, directly or indirectly, of a 100% beneficial interest.

        “Federal Funds Rate” means, for any day, the rate per annum (expressed on a 360-day basis of calculation) equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day provided that (1) if such day is not a Banking Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Banking Day as so published on the next succeeding Banking Day and (2) if no such rate is so published on such next succeeding Banking Day, the Federal Funds Rate for such day shall be the average of the rates quoted by three (3) Federal Funds brokers to Administrative Agent on such day on such transactions.

        “Fiscal Year” means each period from January 1 to December 31.

        “Fixed Charges” means, for any period of time, the sum of (1) Interest Expense, (2) dividends payable on preferred equity interests and (3) all scheduled principal payments made or required to be made during such period on Debt of Borrower and that attributable to Borrower’s beneficial interest in its Consolidated Business and UJVs, excluding, however, balloon payments of principal due upon the stated maturity of any such Debt.

        “Funds From Operations” means, for any period of time, net income of Borrower and its Consolidated Businesses, as determined in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property and without taking into account straight-lining of rents, plus depreciation related to real estate and amortization, less amounts distributed by Borrower as preferred distributions, and after adjustments to reflect Borrower’s pro rata share of UJVs (which will be calculated to reflect Funds From Operations on the same basis). For purposes of this definition, gains or losses from peripheral land sales, to the extent such gains or losses total less than $5,000,000 in any twelve (12)-month period, shall be treated in accordance with the accounting principles reflected in Borrower’s form 10-K for 2003.

        “GAAP” means generally accepted accounting principles in the United States as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.13 (except for changes concurred in by Borrower’s Accountants).

        “Good Faith Contest” means the contest of an item if (1) in the case of a contest of taxes or similar charges regarding any Property or the Improvements thereon, Borrower has given Administrative Agent prompt notice thereof, (2) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted, (3) adequate reserves are established with respect to the contested item, (4) during the period of such contest, the enforcement of any contested item is effectively stayed and (5) the failure to pay or comply with the contested item during the period of the contest is not likely to result in a Material Adverse Change.

        “Governmental Approvals” means any authorization, consent, approval, license, permit, certification, or exemption of, registration or filing with or report or notice to, any Governmental Authority.

        “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        “Government List” means (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (b) any other list of terrorists, terrorist organization or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that is included in “Governmental Lists”, or (c) any similar list maintained by the Untied States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United State of America.

        “Guaranty” means the joint and several Guaranty of Payment, dated the date hereof, of Borrower’s obligations hereunder and under the Notes, from Fairlane LLC and TOLLC to the Banks, and including any guaranty of said obligations executed and delivered by a Person who becomes a Mortgagor subsequent to the date hereof pursuant to the provisions of Section 12.06.

        “Hazardous Materials” means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

        “Improvements” means, for each Property, all improvements now or hereafter located thereon, other than improvements owned by tenants or utility companies.

        “Indemnified Party” has the meaning specified in Section 12.04.

        “Indemnity” means, for each Property, an agreement from Borrower and the applicable Mortgagor whereby, among other things, the Banks and Administrative Agent are indemnified regarding Hazardous Materials, and including any such agreement executed and delivered by Borrower and a Person who becomes a Mortgagor subsequent to the date hereof pursuant to the provisions of Section 12.06.

        “Initial Advance” means the first advance of proceeds of the Loans.

        “Interest Expense” means, for any period of time, the consolidated interest expense (without deduction of consolidated interest income) of Borrower and its Consolidated Businesses, including, without limitation or duplication (or, to the extent not so included, with the addition of), (1) the portion of any rental obligation in respect of any Capital Lease obligation allocable to interest expense in accordance with GAAP, (2) the amortization of Debt discounts, (3) any payments or receipts (other than up-front fees) with respect to interest rate swap or similar agreements, (4) any dividends attributable to any equity security which may be converted into a debt security of Borrower at any time or is mandatorily redeemable for cash within twenty (20) years from its initial issuance and (5) the interest expense and items listed in clauses (1) through (4) above applicable to each of the UJVs multiplied by Borrower’s respective beneficial interests in the UJVs (it being understood that the items listed in clauses (1), (2) and (3) above shall be considered part of Interest Expense even if, due to a change in GAAP, such items would no longer be considered interest expense under GAAP).

        “Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date the same is advanced, converted from a Base Rate Loan or Continued, as the case may be, and ending, as Borrower may select pursuant to Section 2.06, on the numerically corresponding day in the first, second, third (or, if available to all of the Banks, the sixth, ninth or twelfth) calendar month thereafter (it being understood, however, that Interest Periods may have other durations, subject to availability to all of the Banks and to Administrative Agent’s consent), provided that, in any case, each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

        “Investment” has the meaning specified in Section 7.02.

        “Law” means any federal, state or local statute, law, rule, regulation, ordinance, order, code, or rule of common law, now or hereafter in effect, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree or judgment.

        “Letter of Credit” has the meaning specified in Section 2.17(a).

        “Leverage Ratio” means the ratio, expressed as a percentage, of Total Outstanding Indebtedness to Capitalization Value.

        “LIBOR Base Rate” means, with respect to any Interest Period pertaining to a LIBOR Loan, the rate per annum that appears on Moneyline Telerate Page 3750 at approximately 11:00 a.m. (London time) on the date (the “LIBOR Determination Date”) two (2) Banking Days prior to the first day of the applicable Interest Period, for amounts comparable to the LIBOR Loan in question for the same period of time as such Interest Period, or, if such rate does not appear on Moneyline Telerate Page 3750 as of approximately 11:00 a.m. (London time) on the LIBOR Determination Date, the rate for deposits in Dollars for a period comparable to the applicable Interest Period, as determined by Administrative Agent acting reasonably. For purposes of the foregoing definition, “Moneyline Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollar deposits).

        “LIBOR Interest Rate” means, for any LIBOR Loan, a rate per annum determined by Administrative Agent to be equal to the quotient of (1) the LIBOR Base Rate for such LIBOR Loan for the Interest Period therefor divided by (2) one minus the LIBOR Reserve Requirement for such LIBOR Loan for such Interest Period.

        “LIBOR Loan” means all or any portion (as the context requires) of any Bank’s Loan which shall accrue interest at rate(s) determined in relation to LIBOR Interest Rate(s).

        “LIBOR Reserve Requirement” means, for any LIBOR Loan, the rate at which reserves (including any marginal, supplemental or emergency reserves) are actually required to be maintained during the Interest Period for such LIBOR Loan under Regulation D by the applicable Bank against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall also reflect any other reserves actually required to be maintained by any Bank by reason of any Regulatory Change against (1) any category of liabilities which includes deposits by reference to which the LIBOR Base Rate is to be determined as provided in the definition of “LIBOR Base Rate” in this Section 1.01 or (2) any category of extensions of credit or other assets which include loans the interest rate on which is determined on the basis of rates referred to in said definition of “LIBOR Base Rate”.

        “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for collateral purposes, deposit arrangement, lien (statutory or other), or other security agreement or charge of any kind or nature whatsoever of any third party (excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction to evidence any of the foregoing).

        “Loan” and “Loans” have the respective meanings specified in Section 2.01.

        “Loan Commitment” means, with respect to each Bank, the obligation to make a Loan in the principal amount set forth below its signature on its respective signature page hereto or in the applicable Assignment and Assumption Agreement, as such amount may be modified from time to time in accordance with the provisions of Section 2.11, 3.07 or 12.05, together with additional or increased Loan Commitments issued by Existing Banks or New Banks pursuant to Section 2.19.

        “Loan Documents” means this Agreement, the Notes, the Guaranty, the Mortgage and related Uniform Commercial Code financing statements for each Property, the Indemnity for each Property, the Authorization Letter and the Solvency Certificates.

        “Major Lease” means a lease demising 5,000 SFGLA or more of the Improvements on any Property.

        “Material Adverse Change” means either (1) a material adverse change in the status of the business, results of operations, financial condition, property or prospects of Borrower or any Mortgagor or (2) any event or occurrence of whatever nature which is likely to (x) have a material adverse effect on the ability of Borrower or any Mortgagor to perform its obligations under the Loan Documents or (y) create, in the sole and absolute judgment (reasonably exercised) of Administrative Agent, a material risk of sale or forfeiture of any of the Mortgaged Property (other than an immaterial portion thereof) under any Mortgage or otherwise materially impair any of the Mortgaged Property under any Mortgage or the Banks’ rights therein.

        “Material Affiliate” means the material Affiliates of Borrower which own or lease operating shopping centers or shopping centers under construction, together with (or excluding) any Affiliates of Borrower which are hereafter from time to time reasonably determined by Administrative Agent to be material (or no longer material), upon notice to Borrower and the Banks, based upon the most recent TRG Consolidated Financial Statements.

        “Maturity Date” means February 14, 2008, subject to extension in accordance with Section 2.18.

        “Minority Interest” has the meaning specified in Section 7.02.

        “Moody’s”means Moody’s Investors Service, Inc.

        “Mortgage” means, for each Property, the Mortgage (or Deed of Trust), Assignment of Leases and Rents and Security Agreement in respect thereof from the applicable Mortgagor for the benefit of Administrative Agent, as agent for the Banks, to secure the payment and performance of the Obligations.

        “Mortgaged Property” means, for each Property, the applicable Mortgagor’s interest in the Property, the Improvements thereon and all other property constituting the “Mortgaged Property”, as said quoted term is defined in the applicable Mortgage.

        “Mortgagor” means, with respect to Twelve Oaks, TOLLC; with respect to Fairlane, Fairlane LLC; and with respect to any other property that becomes a Property pursuant to the provisions of Section 12.06, the owner thereof who executes and delivers a Mortgage encumbering such Property as required by said Section.

        “Mortgagor Financial Statement” means, for each Mortgagor, a balance sheet and related statement of operations, accumulated deficiency in assets and cash flows of such Mortgagor, with annual financial statements (with footnotes thereto) to be prepared in accordance with GAAP and audited.

        “Mortgagor Partners” has the meaning specified in Section 11.02(b).

        “Multiemployer Plan” means a Plan defined as such in Section 3(37) of ERISA to which contributions have been made by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

        “New Bank” has the meaning specified in Section 2.19(c).

        “New Note” has the meaning specified in Section 2.19(c).

        “Net Worth” means the excess of Capitalization Value over Total Outstanding Indebtedness.

        “Non-Excluded Taxes” has the meaning specified in Section 12.10.

        “Note” and “Notes” have the respective meanings specified in Section 2.09.

        “Notice to Extend” has the meaning specified in Section 2.18.

        “Obligations” means each and every obligation, promise, covenant and agreement of Borrower and Mortgagors, now or hereafter existing, contained in this Agreement, the Notes and any of the other Loan Documents, whether for principal, reimbursement obligations, interest, fees, expenses, late charges, indemnities or otherwise, and any amendments, supplements, extensions, renewals or replacements of any of said documents, including but not limited to, all indebtedness, obligations and liabilities (and all increases or additions thereto) of Borrower or any Mortgagor to Administrative Agent or any Bank now existing or hereafter incurred under or arising out of or in connection with this Agreement, the Notes, the other Loan Documents, and any documents or instruments executed in connection therewith; in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all indebtedness of Borrower or any Mortgagor under any instrument now or hereafter evidencing or securing any of the foregoing.

        “OFAC” means the Office of Foreign Assets Control, United States Department of the Treasury, or any other office, agency or department that succeeds to the duties of OFAC.

        “Outstanding Percentage” has the meaning specified in Section 2.19.

        “Parent” means, with respect to any Bank, any Person controlling such Bank.

        “Participant” and “Participation” have the respective meanings specified in Section 12.05.

        “Payor” has the meaning specified in Section 10.12.

        “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

        “Plan” means any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower, any Mortgagor or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

        “Premises Documents” means, for each Property, the REA for such Property and the other “Premises Documents,” as such term is defined in the Mortgage for such Property.

        “presence”, when used in connection with any Environmental Discharge or Hazardous Materials, means and includes presence, generation, manufacture, installation, treatment, use, storage, handling, repair, encapsulation, disposal, transportation, spill, discharge and release.

        “Prime Rate” means as determined by Eurohypo on a daily basis, its United States “prime rate” as announced from time to time by Eurohypo.

        “Pro Rata Share” means, for purposes of this Agreement and with respect to each Bank, a fraction, the numerator of which is the amount of such Bank’s Loan Commitment and the denominator of which is the Total Loan Commitment.

        “Prohibited Person” means any Person identified on a Government List or any other Person with whom Banks may not conduct business or transactions by prohibition of federal law or Executive Order of the President of the United States of America.

        “Prohibited Transaction” means any transaction proscribed by Section 406 of ERISA or Section 4975 of the Code as to which no statutory or administrative exemption applies.

        “Property” means, respectively, each of Twelve Oaks, Fairlane and any other property which has been added as a Property pursuant to the provisions of Section 12.06, excluding, however, any Property released pursuant to said Section. (“Properties” is the collective reference to all such properties.)

        “Property Approval Request” has the meaning specified in Section 12.06(b).

        “Property Debt Yield” means, for any calendar quarter, the ratio (expressed as a percentage) of (1) Property EBITDA for the twelve (12)-month period ending with such calendar quarter to (2) the outstanding principal balance under the Notes plus the total outstanding amount of Letters of Credit as of the end of such calendar quarter.

        “Property EBITDA” means that portion of Combined EBITDA attributable to the Properties.

        “REA” means, for each Property, any reciprocal easement and operating or similar agreement by and among the Mortgagor and the Anchors (together with any agreements supplemental or incidental thereto) pursuant to which the Improvements and the related Anchor Stores are being operated as an integrated regional shopping center. The REA for each Property is more particularly described in the Mortgage for such Property.

        “Regulation D” and “Regulation U” mean, respectively, Regulations D and U of the Board of Governors of the Federal Reserve System, or any similar Law from time to time in effect.

        “Regulatory Change” means, with respect to any Bank, any change after the date of this Agreement in United States federal, state, municipal or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Bank of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

        “Related Entity” means, as to any Person, (1) any Affiliate of such Person; (2) any other Person into which, or with which, such Person is merged, consolidated or reorganized, or that is otherwise a successor to such Person by operation of law, or which acquires all or substantially all of the assets of such Person; (3) any other Person that is a successor to the business operations of such Person and engages in substantially the same activities; or (4) any Affiliate of the Persons described in clauses (2) and (3) of this definition. For purposes of this definition, the provisions of clause (2) of the definition of Affiliate shall be disregarded.

        “Relevant Documents” has the meaning specified in Section 11.02.

        “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

        “Required Banks” means at any time the Banks having Loan Commitments aggregating at least 66-2/3% of the aggregate amount of all Loan Commitments; provided, however, that during the existence of an Event of Default, the “Required Banks” shall be the Banks holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans.

        “Required Payment” has the meaning specified in Section 10.12.

        “Replacement Bank” and “Replacement Notice” have the respective meanings specified in Section 3.07.

        “Restricted Payment” has the meaning specified in Section 8.01(5).

        “SFGLA” means square feet of gross leaseable area.

        “Solvency Certificate” means a certificate in substantially the form of EXHIBIT E.

        “Solvent” means, when used with respect to any Person, that (1) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person, (2) the present fair saleable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (3) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (4) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged and (5) such Person has sufficient resources, provided that such resources are prudently utilized, to satisfy all of such Person’s obligations. Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies.

        “Substitute Bank” and “Substitution Notice” have the respective meanings specified in Section 2.19.

        “Super Majority Banks” means Banks (which must include the Administrative Agent) having Loan Commitments aggregating at least eighty percent (80%) of the aggregate amount of all Loan Commitments.

        “Supplemental Fee Letter” means that certain letter agreement dated of even date herewith among Eurohypo and Borrower.

        “Supplemental Note” has the meaning specified in Section 2.19(c).

        “TCI” means Taubman Centers, Inc., a Michigan corporation, Borrower’s managing general partner.

        “TCI Financial Statements” means the consolidated balance sheet and related consolidated statement of operations, accumulated deficiency in assets and cash flows, and footnotes thereto, of TCI, prepared in accordance with GAAP.

        “Title Insurer” means, for each Property, the issuer(s) of the title insurance policy(ies) insuring the Mortgage thereon.

        “TOLLC” means Twelve Oaks Mall, LLC, a Michigan limited liability company of which Borrower is the sole member and the owner, directly or indirectly, of a 100% beneficial interest.

        “Total Loan Commitment” means the sum of the Loan Commitments of all the Banks. The Total Loan Commitment as of the date hereof is $350,000,000.

        “Total Outstanding Indebtedness” means the sum, without duplication, of (1) Consolidated Outstanding Indebtedness, (2) TRG’s Share of UJV Combined Outstanding Indebtedness and (3) Contingent Liabilities.

        “TRG Consolidated Financial Statements” means the consolidated balance sheet and related consolidated statement of operations, accumulated deficiency in assets and cash flows of Borrower with annual financial statements (with footnotes thereto) to be prepared in accordance with GAAP and audited.

        “TRG Partners” has the meaning specified in Section 11.02(a).

        “TRG’s Share of UJV Combined Outstanding Indebtedness” means the sum of the indebtedness of each of the UJVs contributing to UJV Combined Outstanding Indebtedness multiplied by Borrower’s respective beneficial interests in each such UJV.

        “Twelve Oaks” means the parcel(s) of real property owned by TOLLC located in Novi, Michigan, together with the Improvements thereon.

        “UJV Combined Outstanding Indebtedness” means, as of any time, all indebtedness and liability for borrowed money (which shall be deemed to include obligations as lessee under Capital Leases), secured or unsecured, of the UJVs, including mortgage and other notes payable but excluding any indebtedness which is margin indebtedness secured by cash and cash equivalent securities, as reflected in the balance sheets of each of the UJVs, prepared in accordance with GAAP.

        “UJVs” means the unconsolidated joint ventures in which Borrower owns a beneficial interest and which are accounted for under the equity method in the TRG Consolidated Financial Statements.

        “United States” and “U.S.” mean The United States of America.

        SECTION 1.02     Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

        SECTION 1.03     Computation of Time Periods. Except as otherwise provided herein, in this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from”means “from and including” and words “to” and “until” each means “to but excluding”.

        SECTION 1.04     Rules of Construction. Except as otherwise provided or indicated, when used in this Agreement (1) “or”is not exclusive, (2) a reference to a Law includes any amendment, modification or supplement to, or replacement of, such Law, (3) a reference to a Person includes its permitted successors and permitted assigns, (4) all references to the singular shall include the plural and vice versa, (5) a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents, (6) all references to Articles, Sections, Exhibits or Schedules shall be to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (7) “hereunder”, “herein”, “hereof” and the like refer to this Agreement as a whole and (8) all Exhibits and Schedules to this Agreement shall be incorporated into this Agreement.

ARTICLE II

THE LOANS

        SECTION 2.01     The Loans. Subject to the terms and conditions of this Agreement, each of the Banks severally agrees to make a loan to Borrower (each such loan by a Bank, a “Loan”; such loans, collectively, the “Loans”) pursuant to which each Bank shall from time to time advance and re-advance to Borrower an amount equal to the excess of the amount of such Bank’s Loan Commitment over the amount of all previous advances made by such Bank under its Loan Commitment which remain unpaid. For purposes of the immediately preceding sentence, a Bank’s Pro Rata Share of the amount of outstanding Letters of Credit shall be deemed to be advanced. Within the limits set forth herein, Borrower may borrow from time to time under this Section 2.01 and prepay from time to time pursuant to Section 2.10 (subject, however, to the restrictions on prepayment set forth in such Section) and thereafter re-borrow pursuant to this Section 2.01.

        The Loans may be outstanding as (1) Base Rate Loans, (2) LIBOR Loans or (3) a combination of the foregoing, as Borrower shall elect and notify Administrative Agent in accordance with Section 2.15. The LIBOR Loan and Base Rate Loan of each Bank shall be maintained at such Bank’s Applicable Lending Office for its LIBOR Loan and Base Rate Loan, respectively.

        The obligations of the Banks under this Agreement are several, and no Bank shall be responsible for the failure of any other Bank to make any advance of a Loan to be made by such other Bank. However, the failure of any Bank to make any advance of the Loan to be made by it hereunder on the date specified therefor shall not relieve any other Bank of its obligation to make any advance of its Loan specified hereby to be made on such date.

        SECTION 2.02     Purpose. Borrower shall use the proceeds of the Loans for general partnership purposes of Borrower and its Consolidated Businesses and UJVs, including costs incurred in connection with acquisitions. If any amount is currently outstanding under the Existing Credit Facility, the Initial Advance shall be used to the extent needed to repay all sums owing under the Existing Credit Facility. In no event shall proceeds of the Loans be used for any illegal purpose or for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U.

        SECTION 2.03     Advances, Generally. The Initial Advance shall be made upon satisfaction of the conditions set forth in Section 4.01. Subsequent advances shall be made no more frequently than weekly upon satisfaction of the conditions set forth in Section 4.02. The amount of each advance subsequent to the Initial Advance shall be in the minimum amount of $1,000,000 (unless less than $1,000,000 is available for disbursement pursuant to the terms hereof at the time of any subsequent advance, in which case the amount of such subsequent advance shall be equal to such remaining availability) and in integral multiples of $100,000 above such amount.

        SECTION 2.04     Procedures for Advances. Borrower shall submit to Administrative Agent a request for each advance hereunder, in the form of EXHIBIT G, stating the amount requested and certifying the purpose for which such advance is to be used, no later than 12:00 Noon (New York time) on the date (x) in the case of LIBOR Loans, three (3) Banking Days, and (y) in the case of Base Rate Loans, one (1) Banking Day prior to the date the advance is to be made. Administrative Agent, upon its receipt and approval of the requisite documents for the advance, will so notify the Banks either by telephone or by facsimile. Not later than 11:00 a.m. (New York time) on the date of each advance, each Bank shall, through its Applicable Lending Office and subject to the conditions of this Agreement, make the amount to be advanced by it on such day available to Administrative Agent, at Administrative Agent’s Office and in immediately available funds for the account of Borrower. The amount so received by Administrative Agent shall, subject to the conditions of this Agreement, be made available to Borrower, in immediately available funds, by Administrative Agent’s either, at Borrower’s option, crediting an account of Borrower designated by Borrower and maintained with Administrative Agent at Administrative Agent’s Office or wiring said amount to another account of Borrower designated by it in its request for advance.

        SECTION 2.05     Additional Conditions to Advances. Each advance of the Loans shall be subject, in addition to the other limitations and conditions set forth herein, to, at Administrative Agent’s request, Administrative Agent’s receipt of a certificate, of the sort required by paragraph (3)(b) of Section 6.09, which shall demonstrate Borrower’s compliance, as of the end of the most recently ended calendar quarter for which financial results are required hereunder to have been reported by Borrower (and taking into account pro-forma adjustments for all acquisitions and Dispositions subsequent to the end of such quarter required to be reported pursuant to paragraph (6) of Section 6.09), with all covenants enumerated in said paragraph (3)(b), assuming that the amount that will be outstanding under the Loans following the making of the advance that is being requested was outstanding as of the end of such most recently ended calendar quarter.

        For purposes of the definition of “Applicable Margin” in Section 1.01, the Property Debt Yield shall be adjusted in accordance with the foregoing covenant compliance calculations (i) as of the date of each advance of the Loans, (ii) as of each date that financial results are or were required to be reported in accordance with Section 6.09(3), whichever is earlier, and (iii) as of the date of release or addition of a Property in accordance with Section 12.06.

        SECTION 2.06     Interest Periods; Renewals. In the case of the LIBOR Loans, Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.01, subject to the following limitations: (1) no Interest Period may extend beyond the Maturity Date, (2) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless such Banking Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Banking Day and (3) only six (6) discrete segments of a Bank’s Loan bearing interest at a LIBOR Interest Rate, for a designated Interest Period, pursuant to a particular Election, Conversion or Continuation, may be outstanding at any one time (each such segment of each Bank’s Loan corresponding to a proportionate segment of each of the other Banks’ Loans).

        Upon notice to Administrative Agent as provided in Section 2.15, Borrower may Continue any LIBOR Loan on the last day of the Interest Period of the same or different duration in accordance with the limitations provided above. If Borrower shall fail to give notice to Administrative Agent of such a Continuation, such LIBOR Loan shall automatically become a Base Rate Loan on the last day of the current Interest Period.

        SECTION 2.07     Interest. Borrower shall pay interest to Administrative Agent for the account of the applicable Bank on the outstanding and unpaid principal amount of the Loans, at a rate per annum as follows: (1) for Base Rate Loans at a rate equal to the Base Rate plus the Applicable Margin and (2) for LIBOR Loans at a rate equal to the applicable LIBOR Interest Rate plus the Applicable Margin. In addition, from and after the occurrence of an Event of Default, the outstanding and unpaid principal amount of the Loans shall bear interest at the Default Rate.

        The interest rate on Base Rate Loans shall change, without notice or demand of any kind, effective as of the day when the Base Rate changes. Interest on Base Rate Loans and LIBOR Loans shall not exceed the maximum amount permitted under applicable law. Interest shall be calculated for the actual number of days elapsed on the basis of, in the case of Base Rate Loans and LIBOR Loans, three hundred sixty (360) days.

        Accrued interest shall be due and payable in arrears upon and with respect to any payment or prepayment of principal and on the first Banking Day of each calendar month; provided, however, that interest accruing at the Default Rate shall be due and payable on demand.

        SECTION 2.08     Fees. (a)  Borrower shall, during the term of the Loans, pay to Administrative Agent for the account of each Bank a facility fee (the “Facility Fee”) computed on the daily Loan Commitment of such Bank (irrespective of usage), at a rate per annum equal to 0.15%, calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. The accrued facility fee shall be due and payable quarterly in arrears on the first Banking Day of each calendar quarter, commencing on the first such date after the Closing Date, and upon the Maturity Date (as stated, by acceleration or otherwise) or earlier termination of the Loan Commitments.

            (b)     Borrower shall pay to Administrative Agent, for the accounts of the parties specified therein, the fees provided for, on the dates specified, in the Supplemental Fee Letter.

        SECTION 2.09     Notes. The Loan made by each Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a promissory note of Borrower in the form of EXHIBIT C duly completed and executed by Borrower, in a principal amount equal to such Bank’s Loan Commitment, payable to such Bank for the account of its Applicable Lending Office (each such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, including any substitute or additional note(s) pursuant to Section 2.19, 3.07 or 12.05, a “Note”; all such notes, collectively, the “Notes”). The Notes shall mature, and all outstanding principal and accrued interest and other sums thereunder shall be paid in full, on the Maturity Date, as the same may be accelerated.

        Each Bank is hereby authorized by Borrower to endorse on the schedule attached to the Notes held by it, the amount of each advance, and each payment of principal received by such Bank for the account of its Applicable Lending Office(s) on account of its Loan, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loan made by such Bank. The failure by any Bank to make such notations with respect to its Loan or each advance or payment shall not limit or otherwise affect the obligations of Borrower under this Agreement, the Notes or otherwise in respect of the Loans.

        In case of any loss, theft, destruction or mutilation of any Bank’s Note, Borrower shall, upon its receipt of an affidavit of an officer of such Bank as to such loss, theft, destruction or mutilation and an appropriate indemnification (in form and substance reasonably acceptable to Borrower), execute and deliver a replacement Note to such Bank in the same principal amount and otherwise of like tenor as the lost, stolen, destroyed or mutilated Note.

        SECTION 2.10     Prepayments. Borrower may, upon at least one (1) Banking Day’s notice to Administrative Agent in the case of the Base Rate Loans, and at least two (2) Banking Days’ notice to Administrative Agent in the case of LIBOR Loans, prepay the Loans, provided that (1) any partial prepayment under this Section shall be in integral multiples of $1,000,000, (2) each prepayment under this Section shall include all interest accrued on the amount of principal prepaid through the date of prepayment and (3) each prepayment shall include any amounts payable to a Lender pursuant to Section 3.05 as a result of such prepayment of a LIBOR Loan.

        SECTION 2.11     Termination of Commitments. (a)  At any time, Borrower shall have the right, without premium or penalty, to terminate any unused Loan Commitments, in whole or in part, from time to time, provided that (1) Borrower shall give notice of each such termination to Administrative Agent, specifying the amount of the termination, no later then 10:00 a.m. (New York time) on the date which is fifteen (15) days prior to the effectiveness of such termination (a copy of which notice Administrative Agent shall promptly send to each Bank), (2) the Loan Commitments of each of the Banks must be terminated ratably and simultaneously with those of the other Banks and (3) each partial termination of the Loan Commitments as a whole (and corresponding reduction of the Total Loan Commitment) shall be in an integral multiple of $1,000,000.

            (b)     The Loan Commitments, to the extent terminated, may not be reinstated.

        SECTION 2.12     Method of Payment. Borrower shall make each payment under this Agreement and under the Notes not later than 2:00 p.m. (New York time) on the date when due in Dollars to Administrative Agent at Administrative Agent’s Office in immediately available funds. Administrative Agent will thereafter, on the day of its receipt of each such payment, cause to be distributed to each Bank (1) such Bank’s appropriate share (based upon the respective outstanding principal amounts and rate(s) of interest under the Notes of the Banks) of the payments of principal and interest in like funds for the account of such Bank’s Applicable Lending Office and (2) fees payable to such Bank in accordance with the terms of this Agreement. In the event payments received by Administrative Agent from Borrower before 2:00 p.m. (New York time) are not distributed by Administrative Agent to a Bank on the day of its receipt thereof, Administrative Agent shall pay interest on such Bank’s appropriate share thereof at the Federal Funds Rate until distributed to such Bank. Borrower hereby authorizes Administrative Agent and the Banks, if and to the extent payment by Borrower is not made when due under this Agreement or under the Notes, to charge from time to time against any account Borrower maintains with Administrative Agent or any Bank any amount so due to Administrative Agent and/or the Banks.

        Except to the extent otherwise provided herein, whenever any payment to be made under this Agreement or under the Notes is due on any day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of the payment of interest and other fees, as the case may be.

        SECTION 2.13     Elections, Conversions or Continuation of Loans. Subject to the provisions of Article III and Sections 2.06 and 2.14, Borrower shall have the right to Elect to have all or a portion of any advance of the Loans be LIBOR Loans, to Convert Base Rate Loans into LIBOR Loans, to Convert LIBOR Loans into Base Rate Loans, or to Continue LIBOR Loans as LIBOR Loans, at any time or from time to time, provided that (1) Borrower shall give Administrative Agent notice of each such Election, Conversion or Continuation as provided in Section 2.15 and (2) a LIBOR Loan may be Converted or Continued only on the last day of the applicable Interest Period for such LIBOR Loan. Except as otherwise provided herein, each Election, Continuation and Conversion shall be applicable to each Bank’s Loan in accordance with its Pro Rata Share. In no event shall Borrower have the right to Elect to have Loans be LIBOR Loans if an Event of Default exists.

        SECTION 2.14     Minimum Amounts. With respect to the Loans as a whole, each Election and each Conversion shall be in an amount at least equal to $1,000,000 and in integral multiples of $100,000.

        SECTION 2.15     Certain Notices Regarding Elections, Conversions and Continuations of Loans. Notices by Borrower to Administrative Agent of Elections, Conversions and Continuations of LIBOR Loans shall be irrevocable and shall be effective only if received by Administrative Agent not later than 12:00 Noon (New York time) on the number of Banking Days prior to the date of the relevant Election, Conversion or Continuation specified below:

Notice	Number of Banking Days Prior
Conversions into Base Rate Loans	one (1)
Elections of, Conversions into or Continuations as, LIBOR Loans	three (3)

        Promptly following its receipt of any such notice, Administrative Agent shall so advise the Banks either by telephone or by facsimile. Each such notice of Election shall specify the portion of the amount of the advance that is to be LIBOR Loans (subject to Section 2.14) and the duration of the Interest Period applicable thereto (subject to Section 2.06); each such notice of Conversion shall specify the LIBOR Loans or Base Rate Loans to be Converted; and each such notice of Conversion or Continuation shall specify the date of Conversion or Continuation (which shall be a Banking Day), the amount thereof (subject to Section 2.14) and the duration of the Interest Period applicable thereto (subject to Section 2.06). In the event that Borrower fails to Elect to have any portion of an advance be LIBOR Loans, the entire amount of such advance shall constitute Base Rate Loans. In the event that Borrower fails to Continue LIBOR Loans within the time period and as otherwise provided in this Section, such LIBOR Loans will be automatically Converted into Base Rate Loans on the last day of the then current applicable Interest Period for such LIBOR Loans.

        SECTION 2.16     Late Payment Premium. Borrower shall, at Administrative Agent’s option, pay to Administrative Agent for the account of the Banks a late payment premium in the amount of 4% of any payments of interest under the Loans made more than fifteen (15) days after the due date thereof, which shall be due with any such late payment.

        SECTION 2.17     Letters of Credit. (a)  Borrower may request, in lieu of advances of proceeds of the Loans, that Administrative Agent issue unconditional, irrevocable standby letters of credit (each, a “Letter of Credit”) for the account of Borrower, payable by sight drafts, for such beneficiaries and with such other terms as Borrower shall specify.

        (b)     The amount of any Letter of Credit shall not exceed the lesser of (1) $50,000,000 less the amount of all other Letters of Credit then issued and outstanding or (2) the amount available for disbursement to Borrower hereunder, it being understood that the amount of each Letter of Credit issued and outstanding shall effect a reduction, by an equal amount, of the amount available for disbursement hereunder as provided in Section 2.01.

        (c)     There shall be no minimum amount in which a Letter of Credit may be issued. The procedures for the issuance of each Letter of Credit shall be the same as the procedures applicable to the making of advances as set forth in the first sentence of Section 2.04, and such issuance shall be subject to Borrower’s compliance with the conditions precedent set forth in Section 4.02. Upon Administrative Agent’s receipt of a request for the issuance of, and upon its issuance of, each Letter of Credit (or any material amendment thereto), it shall promptly notify each of the Banks.

        (d)     Administrative Agent’s issuance of each Letter of Credit shall be subject to Borrower’s satisfaction of all conditions precedent to its entitlement to an advance of proceeds of the Loans.

        (e)     Each Letter of Credit shall have an expiration date of no later than the earlier of one (1) month prior to the Maturity Date or one (1) year after the date of its issuance.

        (f)     In connection with, and as a further condition to the issuance of, each Letter of Credit, Borrower shall execute and deliver to Administrative Agent an application for the Letter of Credit on Administrative Agent’s standard form therefor, together with such other documents, opinions and assurances as Administrative Agent shall reasonably require.

        (g)     In connection with each Letter of Credit, Borrower hereby covenants to pay to Administrative Agent the following fees, each payable quarterly in arrears (on the first Banking Day of each calendar quarter following the issuance of the Letter of Credit): (i) a fee for the account of the Banks, computed daily on the amount of the Letter of Credit issued and outstanding at a rate per annum equal to the “Banks’ L/C Fee Rate” (as hereinafter defined) and (ii) a fee for Administrative Agent’s own account, computed daily on the amount of the Letter of Credit issued and outstanding at a rate per annum of 0.125%. For purposes of this Agreement, the “Banks’ L/C Fee Rate” shall mean, at any time, a rate per annum equal to the Applicable Margin for LIBOR Loans. It is understood and agreed that the last installment of the fees provided for in this paragraph (g) with respect to any particular Letter of Credit shall be due and payable on the first day of the calendar quarter following the return, undrawn, or cancellation of such Letter of Credit (or on the date the Loan matures or this Agreement is terminated, if earlier). In addition, Borrower shall pay Administrative Agent’s customary administrative fees and expenses in connection with the issuance, extension, amendment, drawing and cancellation of all Letters of Credit.

        (h)     Immediately upon notice from Administrative Agent of any drawing under a Letter of Credit, each Bank shall, notwithstanding the existence of a Default or Event of Default or the non-satisfaction of any conditions precedent to the making of an advance of the Loans, advance proceeds of its Loan, in an amount equal to its Pro Rata Share of such drawing (plus interest accrued thereon), which advance shall be made to Administrative Agent to reimburse Administrative Agent, for its own account, for such drawing. Each Bank further acknowledges that its obligation to fund its Pro Rata Share of drawings under Letters of Credit as aforesaid shall survive the Banks’ termination of this Agreement or enforcement of remedies hereunder or under the other Loan Documents. In the event that any Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any applicable bankruptcy or insolvency Law with respect to Borrower or any Mortgagor), then each Bank shall purchase (on or as of the date such Loan would otherwise have been made) from Administrative Agent a participation interest in any unreimbursed drawing in an amount equal to its Pro Rata Share of such unreimbursed drawing (plus interest accrued thereon).

        (i)     Upon the occurrence of an Event of Default and at the request of Administrative Agent, Borrower shall (i) deposit with Administrative Agent cash collateral in the amount of all the outstanding Letters of Credit, which cash collateral shall be held by Administrative Agent as security for Borrower’s obligations in connection with the Letters of Credit and (ii) execute and deliver to Administrative Agent such documents as Administrative Agent requests to confirm and perfect the assignment of such cash collateral to Administrative Agent.

        SECTION 2.18     Extension Of Maturity. Borrower shall have the option (the “Extension Option”) to extend the original Maturity Date for a single period of one (1) year. Subject to the conditions set forth below, Borrower may exercise the Extension Option by delivering a notice to Administrative Agent between thirty (30) and ninety (90) days prior to the original Maturity Date (a “Notice to Extend”), stating that Borrower has elected to extend the original Maturity Date for one (1) year. Borrower’s right to exercise the Extension Option shall be subject to the following terms and conditions: (i) there shall exist no Event of Default on both the date Borrower delivers the Notice to Extend to Administrative Agent and on the original Maturity Date, (ii) Borrower shall have paid, no later than one (1) Banking Day prior to the original Maturity Date, to Administrative Agent, for the account of each Bank, a non-refundable extension fee equal to 0.20% of such Bank’s Loan Commitment, (iii) Borrower shall be in compliance with the covenants contained in Articles VII and VIII, as evidenced by a certificate from Borrower of the sort required by paragraph (3) of Section 6.09 (based on financial results for the most recent calendar quarter for which Borrower is required to report financial results) and (iv) the Total Loan Commitment does not exceed 65% of the “as is” value of the relevant Mortgagor’s interest in the Property or Properties then securing the Loans (as reflected in an update to the appraisal(s) delivered pursuant to paragraph (7) of Section 4.01 or subparagraph (b)(vi) of Section 12.06, as the case may be, which updated appraisal(s) shall be commissioned by Administrative Agent at Borrower’s expense and shall be satisfactory to the Required Banks), it being understood that Borrower may comply with the condition set forth in this clause (iv) by exercising its right to terminate unused Loan Commitments in accordance with Section 2.11.

        SECTION 2.19     Additional Loan Commitments. (a)  So long as no Event of Default exists, the Total Loan Commitment may be increased in one or more increments by an aggregate amount of up to $300,000,000 for a maximum aggregate Total Loan Commitment not to exceed $650,000,000, as provided in this Section. No Bank shall have any obligation to increase its Loan Commitment and the approval of an additional Property by a Bank shall not constitute an agreement by such Bank to increase its Loan Commitment. The initial increase in the Total Loan Commitment and, to the extent required to satisfy the conditions in subparagraph (b) of this Section 2.19, subsequent increases shall be conditioned on Borrower’s addition of one or more Properties (as required) in accordance with Section 12.06 as security for the payment and performance of the Obligations.

        (b)     Notwithstanding the foregoing, no increase in the Total Loan Commitment may be effectuated which would cause the Total Loan Commitment to exceed sixty-five percent (65%) of the sum of the Appraised Values of the Properties.

        (c)     Each increase in the Total Loan Commitment may be effectuated by some or all of the then-existing Banks (the “Existing Banks”) increasing their respective Loan Commitments and/or by the undertaking of a Loan Commitment by a bank or other institutional lender or similar entity that is not an Existing Bank and is approved by Borrower and Administrative Agent, such approvals not to be unreasonably withheld (any such entity so approved referred to herein as a “New Bank”). In connection with any increases to the Loan Commitment of an Existing Bank, Borrower shall execute a supplemental Note (the “Supplemental Note”) evidencing such increase, and Borrower and such Existing Bank shall execute an addendum to this Agreement providing for such increased Loan Commitment in such form as Administrative Agent shall reasonably request. In connection with the addition of New Banks as provided above, Borrower, Administrative Agent and each New Bank shall execute an Acceptance Letter in the form of EXHIBIT H (an “Acceptance Letter”), Borrower shall execute a Note to each New Bank in the amount of the New Bank’s Loan Commitment (a “New Note”), whereupon the New Bank shall become, and have the rights and obligations of, a “Bank” under this Agreement as if directly a party hereto, with a Loan Commitment in the amount set forth in such Acceptance Letter. The Banks shall have no right of approval with respect to a New Bank’s becoming a Bank or the amount of its Loan Commitment (subject to the limits contained herein on the maximum amount of the Total Loan Commitment). The amount of any commitment fee with respect to any new or increased Loan Commitment shall be as agreed to by Borrower and the New Bank or Existing Bank issuing such new or increased Loan Commitment. Each Supplemental Note and New Note shall constitute a “Note” for all purposes of this Agreement.

        (d)     If at the time a New Bank becomes a Bank (or an Existing Bank increases its Loan Commitment) pursuant to this Section there is any principal outstanding under the Notes of the Existing Banks, such New Bank (or Existing Bank increasing its Loan Commitment) shall remit to Administrative Agent an amount equal to the Outstanding Percentage (as defined below) multiplied by the Loan Commitment of the New Bank (or the amount of the increase in the Loan Commitment of an Existing Bank increasing its Loan Commitment), which amount shall be deemed advanced under the Loan of the New Bank (or the Existing Bank increasing its Loan Commitment). Administrative Agent shall pay such amount to the Existing Banks in accordance with the Existing Banks’ respective Pro Rata Shares (as calculated immediately prior to the admission of the New Bank (or the increase in an Existing Bank’s Loan Commitment)), and such payment shall effect an automatic reduction of the outstanding principal balance under the respective Notes of the Existing Banks. For purposes of this Section, the term “Outstanding Percentage” means the ratio of (i) the aggregate outstanding principal amount under the Notes of the Existing Banks, immediately prior to the admission of the New Bank (or the increase in the Loan Commitment of an Existing Bank), to (ii) the aggregate of the Loan Commitments of the Existing Banks (as increased pursuant to this Section, if applicable) and the New Bank. Borrower and Administrative Agent shall cooperate in scheduling the effective date of any new or increased Loan Commitment so as to coincide, to the extent feasible, with the expiration of Interest Periods in order to avoid the incurrence by Borrower of breakage costs with respect to any LIBOR Loan pursuant to Section 3.05.

ARTICLE III

YIELD PROTECTION; ILLEGALITY; ETC.

        SECTION 3.01     Additional Costs. Borrower shall pay directly to each Bank from time to time on demand such amounts as such Bank may determine to be necessary to compensate it for any increased costs which such Bank determines are attributable to its making or maintaining a LIBOR Loan, or its obligation to make or maintain a LIBOR Loan, or its obligation to Convert a Base Rate Loan to a LIBOR Loan hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of its LIBOR Loan or such obligations (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(1)	changes the basis of taxation of any amounts payable to such Bank under this Agreement or the Notes in respect of any such LIBOR Loan (other than changes in the rate of general corporate, franchise, branch profit, net income or other income tax imposed on such Bank or its Applicable Lending Office by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office); or

(2)	(other than to the extent the LIBOR Reserve Requirement is taken into account in determining the LIBOR Rate at the commencement of the applicable Interest Period) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any LIBOR Loan or any deposits referred to in the definition of “LIBOR Interest Rate” in Section 1.01), or any commitment of such Bank (including such Bank’s Loan Commitment hereunder); or

(3)	imposes any other condition affecting this Agreement or the Notes (or any of such extensions of credit or liabilities).

        Notwithstanding the foregoing, in the event that any Bank determines that it shall incur Additional Costs in maintaining a LIBOR Loan, such Bank shall provide notice thereof to Borrower (with a copy to Administrative Agent), which notice shall include the dollar amount of the Additional Costs, and Borrower shall have the option, which option must be exercised within five (5) Banking Days of Borrower’s receipt of such notice, to prepay such LIBOR Loan or to Convert such LIBOR Loan into a Base Rate Loan, subject, however, to the provisions of Section 3.05.

        Without limiting the effect of the provisions of the first paragraph of this Section, in the event that, by reason of any Regulatory Change, any Bank either (1) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the LIBOR Interest Rate is determined as provided herein or a category of extensions of credit or other assets of such Bank which includes loans based on the LIBOR Interest Rate or (2) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of such Bank to permit Elections of, to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such Regulatory Change ceases to be in effect.

        Determinations and allocations by a Bank for purposes of this Section of the effect of any Regulatory Change pursuant to the first or second paragraph of this Section, on its costs or rate of return of making or maintaining its Loan or portions thereof or on amounts receivable by it in respect of its Loan or portions thereof, and the amounts required to compensate such Bank under this Section, shall be conclusive absent manifest error.

        To the extent that changing the jurisdiction of a Bank’s Applicable Lending Office would have the effect of minimizing Additional Costs, each such Bank shall use reasonable efforts to make such a change, provided that same would not otherwise be disadvantageous to each such Bank.

        No Bank shall be entitled to any compensation pursuant to this Section relating to any period more than ninety (90) days prior to the date notice thereof is given to Borrower by such Bank.

        SECTION 3.02    Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBOR Interest Rate for any Interest Period:

(1)	Administrative Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Interest Rate” in Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for the LIBOR Loans as provided herein; or

(2)	a Bank determines (which determination shall be conclusive) and promptly notifies Administrative Agent that the relevant rates of interest referred to in the definition of “LIBOR Interest Rate” in Section 1.01 upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined do not adequately cover the cost to such Bank of making or maintaining such LIBOR Loan for such Interest Period;

then Administrative Agent shall give Borrower prompt notice thereof, and so long as such condition remains in effect, the Banks (or, in the case of the circumstances described in clause (2) above, the affected Bank) shall be under no obligation to permit Elections of LIBOR Loans, to Convert Base Rate Loans into LIBOR Loans or to Continue LIBOR Loans and Borrower shall, on the last day(s) of the then current Interest Period(s) for the affected outstanding LIBOR Loans, either (x) prepay the affected LIBOR Loans or (y) Convert the affected LIBOR Loans into Base Rate Loans in accordance with Section 2.13.

        SECTION 3.03     Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain a LIBOR Loan hereunder, to allow Elections or Continuations of a LIBOR Loan or to Convert a Base Rate Loan into a LIBOR Loan, then such Bank shall promptly notify Administrative Agent and Borrower thereof and such Bank’s obligation to make or maintain a LIBOR Loan, or to permit Elections or Continuations of, to Continue, or to Convert its Base Rate Loan into, a LIBOR Loan shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such time as such Bank may again make and maintain a LIBOR Loan.

        SECTION 3.04     Treatment of Affected Loans. If the obligations of any Bank to permit an Election of a LIBOR Loan, to Continue its LIBOR Loan, or to Convert its Base Rate Loan into a LIBOR Loan, are suspended pursuant to Sections 3.01 or 3.03 (each LIBOR Loan so affected being herein called an “Affected Loan”), such Bank’s Affected Loan shall be automatically Converted into a Base Rate Loan on the last day of the then current Interest Period for the Affected Loan (or, in the case of a Conversion required by Sections 3.01 or 3.03, on such earlier date as such Bank may specify to Borrower).

        To the extent that such Bank’s Affected Loan has been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank’s Affected Loan shall be applied instead to its Base Rate Loan and such Bank shall have no obligation to Convert its Base Rate Loan into a LIBOR Loan.

        In the event that the conditions giving rise to the suspension of any Bank’s obligations to permit an Election of a LIBOR Loan, to Continue its LIBOR Loan, or to Convert its Base Rate Loan into a LIBOR Loan shall cease to exist, such Bank shall provide Borrower with prompt notice of same (with a copy to Administrative Agent), and such Bank shall again be obligated to permit an Election of a LIBOR Loan, to Continue its LIBOR Loan, or to Convert its Base Rate Loan into a LIBOR Loan in accordance with this Agreement.

        SECTION 3.05     Certain Compensation. Borrower shall pay to Administrative Agent for the account of the applicable Bank, upon the request of such Bank through Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank determines is attributable to:

(1)	any payment, prepayment, Conversion or Continuation of a LIBOR Loan made by such Bank on a date other than the last day of an applicable Interest Period, whether by reason of acceleration or otherwise; or

(2)	any failure by Borrower for any reason to Convert or Continue a LIBOR Loan to be Converted or Continued by such Bank on the date specified therefor in the relevant notice under Section 2.15; or

(3)	any failure by Borrower to borrow (or to qualify for a borrowing of) a LIBOR Loan which would otherwise be made hereunder on the date specified in the relevant Election notice under Section 2.15 given or submitted by Borrower.

        Without limiting the foregoing, such compensation shall include an amount equal to the present value (using as the discount rate an interest rate equal to the rate determined under clause (2) below) of the excess, if any, of (1) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid, Converted or Continued (or not Converted, Continued or borrowed) for the period from the date of such payment, prepayment, Conversion or Continuation (or failure to Convert, Continue or borrow) to the last day of the then current applicable Interest Period (or, in the case of a failure to Convert, Continue or borrow, to the last day of the applicable Interest Period which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for the LIBOR Loan provided for herein, over (2) the amount of interest (as reasonably determined by such Bank) based upon the interest rate which such Bank would have bid in the London interbank market for Dollar deposits, for amounts comparable to such principal amount and maturities comparable to such period. A determination of any Bank as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.

        SECTION 3.06     Capital Adequacy. If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction. A certificate of any Bank claiming compensation under this Section, setting forth in reasonable detail the basis therefor, shall be conclusive absent manifest error.

        SECTION 3.07     Replacement of Banks. If any Bank (an “Affected Bank”) (i) makes demand upon Borrower for (or if Borrower is otherwise required to pay) Additional Costs pursuant to Section 3.01 or (ii) gives notice to Borrower that such Bank is unable to make or maintain a LIBOR Loan as a result of a condition described in Section 3.03 or clause (2) of Section 3.02, Borrower may, within ninety (90) days of receipt of such demand or notice (or the occurrence of such other event causing Borrower to be required to pay Additional Costs or causing said Section 3.03 or clause (2) of Section 3.02 to be applicable), as the case may be, give notice (a “Replacement Notice”) to Administrative Agent (which will promptly forward a copy of such notice to each Bank) of Borrower’s intention either (x) to prepay in full the Affected Bank’s Note and to terminate the Affected Bank’s entire Loan Commitment or (y) to replace the Affected Bank with another financial institution (the “Replacement Bank”) designated in such Replacement Notice.

        In the event Borrower opts to give the notice provided for in clause (x) above, and if the Affected Bank shall not agree within thirty (30) days of its receipt thereof to waive the payment of the Additional Costs in question or the effect of the circumstances described in Section 3.03 or clause (2) of Section 3.02, then, so long as no Default or Event of Default shall exist, Borrower may (notwithstanding the provisions of clause (2) of Section 2.11(a)) terminate the Affected Bank’s entire Loan Commitment, provided that in connection therewith it pays to the Affected Bank all outstanding principal and accrued and unpaid interest under the Affected Bank’s Note, together with all other amounts, if any, due from Borrower to the Affected Bank, including all amounts properly demanded and unreimbursed under this Article III.

        In the event Borrower opts to give the notice provided for in clause (y) above, and if (i) Administrative Agent shall, within thirty (30) days of its receipt of the Replacement Notice, notify Borrower and each Bank in writing that the proposed Replacement Bank is reasonably satisfactory to Administrative Agent and (ii) the Affected Bank shall not, prior to the end of such thirty (30)-day period, agree to waive the payment of the Additional Costs in question or the effect of the circumstances described in Section 3.03 or clause (2) of Section 3.02, then the Affected Bank shall, so long as no Default or Event of Default shall exist, assign its Note and all of its rights and obligations under this Agreement and the other Loan Documents to the Replacement Bank, and the Replacement Bank shall assume all of the Affected Bank’s rights and obligations, pursuant to an agreement, substantially in the form of an Assignment and Assumption Agreement, executed by the Affected Bank and the Replacement Bank. In connection with such assignment and assumption, the Replacement Bank shall pay to the Affected Bank an amount equal to the outstanding principal amount under the Affected Bank’s Note plus all interest accrued thereon, plus all other amounts, if any (other than the Additional Costs in question), then due and payable to the Affected Bank; provided, however, that prior to or simultaneously with any such assignment and assumption, Borrower shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under this Article III. Upon the effective date of such assignment and assumption and the payment by the Replacement Bank to Administrative Agent of a fee, for Administrative Agent’s own account, in the amount of $3,500, the Replacement Bank shall become a Bank Party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Assumption Agreement, and the Affected Bank shall be released from its obligations hereunder, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section, a substitute Note shall be issued to the Replacement Bank by Borrower, in exchange for the return of the Affected Bank’s Note. The obligations evidenced by such substitute Notes shall constitute “Obligations” for all purposes of this Agreement and the other Loan Documents and shall be secured by the Mortgages. In connection with Borrower’s execution of substitute Notes as aforesaid, Borrower shall deliver to Administrative Agent such evidence of the due authorization, execution and delivery of the substitute Notes and any related documents as Administrative Agent may reasonably request. If the Replacement Bank is not incorporated under the Laws of the United States or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.13.

        Borrower, Administrative Agent and the Banks shall execute such modifications to the Loan Documents as shall be reasonably required in connection with and to effectuate the foregoing.

ARTICLE IV

CONDITIONS PRECEDENT

        SECTION 4.01     Conditions Precedent to the Initial Advance. The obligations of the Banks hereunder and the obligation of each Bank to make Initial Advance are subject to the condition precedent that Administrative Agent shall have received on or before the Closing Date each of the following documents (it being understood that the documents set forth in paragraphs (3) through (15) below are required for each Property), and each of the following requirements shall have been fulfilled:

(1)	Fees and Expenses. The payment of all fees and expenses incurred by Administrative Agent (including, without limitation, the reasonable fees and expenses of legal counsel);

(2)	Notes. The Notes for each of the Banks signatory hereto, duly executed by Borrower;

(3)	Mortgage, Assignments and UCCs. The Mortgage, duly executed by the applicable Mortgagor and recorded (or delivered for recording) in the appropriate land records and such assignments of contracts and other documents pertaining to each Property as Administrative Agent shall reasonably require, together with financing statements filed (or delivered for filing) under the Uniform Commercial Code of all jurisdictions necessary or, in the reasonable opinion of Administrative Agent, desirable to perfect the lien created by each Mortgage;

(4)	Guaranty and Indemnity. The Guaranty, duly executed by each Mortgagor; and the Indemnity, duly executed by Borrower and the applicable Mortgagor;

(5)	Title Policy. A paid title insurance policy in the amount of the Mortgage, in form approved by Administrative Agent and issued by the Title Insurer, which shall insure the Mortgage to be a valid first lien on the Mortgagor’s interests in the Property and Improvements, free and clear of all liens, defects, encumbrances and exceptions other than those previously approved by Administrative Agent, and shall contain (i) a reference to the survey but no survey exceptions and (ii) such affirmative insurance and endorsements as Administrative Agent may require; and shall be accompanied by such reinsurance agreements between the Title Insurer and title companies approved by Administrative Agent, in ALTA facultative form approved by Administrative Agent and with direct access provisions, as Administrative Agent may require;

(6)	Survey. A current ALTA/ACSM survey, certified to Administrative Agent and the Title Insurer, showing (i) the location of the perimeter of the Property by courses and distances, (ii) all easements, rights-of-way, and utility lines referred to in the title policy required by this Agreement or which actually service or cross the Property (with instrument, book and page number indicated), (iii) the lines of the streets abutting the Property and the width thereof, and any established building lines (and that such roads have been dedicated for public use and are completed and have been accepted by all required Governmental Authorities), (iv) any encroachments and the extent thereof upon the Property, (v) locations of all portions (with the acreage thereof also identified) of the Property, if any, which are located in an area designated as a “flood prone area” as defined by U.S. Department of Housing and Urban Development pursuant to the Flood Disaster Protection Act of 1973 and (vi) the Improvements, and the relationship thereof by distances to the perimeter of the Property, established building lines and street lines;

(7)	Appraisal. An independent M.A.I. appraisal, commissioned by Administrative Agent, of the value of the Mortgagor’s interest in the Property, which appraisal shall comply in all respects with the standards for real estate appraisals established pursuant to the Financial Institutions Reform, Recovery, and Enforcement Act of 1989; such appraisals of Fairlane and Twelve Oaks must demonstrate that the Total Loan Commitment as of the date hereof ($350,000,000) does not exceed sixty-five percent (65%) of the sum of the appraised values of Fairlane and Twelve Oaks;

(8)	Insurance Policies. Copies of the policies and the original certificates of hazard and other insurance required by the Mortgage, together with evidence of the payment of the premiums therefor;

(9)	Hazardous Materials Report/Reliance Letter; Remediation Plan. A detailed report by a properly qualified engineer with regard to Hazardous Materials affecting the Property, which shall include, inter alia, a certification that such engineer has examined a list of prior owners, tenants and other users of the Property, and has made an on-site physical examination of the Property and Improvements thereon, and a visual observation of the surrounding areas, and disclosing the extent of past or present Hazardous Materials activities or of the presence of Hazardous Materials, together with a “reliance letter” addressed to Administrative Agent from the preparer of said report; and, if such report discloses the presence of Hazardous Materials to an extent acceptable to Administrative Agent and its environmental consultant, a certified copy of Borrower’s or the applicable Mortgagor’s remediation/management plan with respect thereto, as approved (to the extent required) by all appropriate Governmental Authorities;

(10)	Consultant’s Report. A detailed report from the Engineering Consultant to the effect that the Improvements are in satisfactory condition and enumerating any maintenance or governmental compliance items necessary or expected to be incurred over the term of the Loans and stating the approximate cost thereof;

(11)	Permits and Other Approvals. Copies of any and all certificates of occupancy and similar authorizations required by any Governmental Authorities for the use, occupancy and operation of the Property and/or Improvements in accordance with all applicable building, environmental, ecological, landmark, subdivision and zoning Laws;

(12)	Leases. Copies, certified to be true and complete, of all executed leases of the Improvements, accompanied by notices of assignment in the form of EXHIBIT F, and, in the case of such leases as are required by Administrative Agent, estoppel certificates from the tenants thereunder (to the extent such estoppel certificates are obtainable with Borrower’s commercially reasonable efforts); together with a certified copy of the standard form of lease being used in connection with the leasing of space in the Improvements and the first rent roll and leasing report required by paragraph (12) of Section 6.09;

(13)	Premises Documents. A copy, certified to be true and complete, of the REA and other Premises Documents, together with estoppel certificates with respect thereto from each of the Anchors (provided that, to the extent such estoppels are not received before the Closing Date, receipt thereof shall not be a condition to the Initial Advance, but Borrower shall continue to make commercially reasonable efforts after the Initial Advance to obtain such estoppels) and, if in Borrower’s possession, current financial statements of such parties (to the extent requested by Administrative Agent);

(14)	Management and Leasing Contracts. Copies, certified to be true and complete, of all existing contracts providing for the management or leasing of the Property and Improvements, together with, in each case, such collateral assignments or “will-serve” letters as Administrative Agent may require;

(15)	UCC Searches. Uniform Commercial Code searches with respect to Borrower and the applicable Mortgagor and advice from the Title Insurer to the effect that searches of the proper public records disclose no leases of personalty or financing statements filed or recorded against Borrower, the applicable Mortgagor or the Mortgaged Property;

(16)	Financial Statements. Audited TRG Consolidated Financial Statements and TCI Financial Statements as of and for the year ended December 31, 2003; unaudited Mortgagor Financial Statements for each Mortgagor as of and for the year ended December 31, 2003; unaudited TRG Consolidated Financial Statements and TCI Financial Statements as of and for the quarters ended March 31, 2004 and June 30, 2004; and unaudited Mortgagor Financial Statements for each Mortgagor as of and for the quarters ended March 31, 2004 and June 30, 2004; each of the foregoing unaudited Financial Statements to be certified by an appropriate financial officer (or other authorized representative reasonably acceptable to Administrative Agent) of Borrower, TCI or each Mortgagor, as the case may be;

(17)	Evidence of Formation. With respect to Borrower and each Mortgagor, certified (as of the Closing Date) copies of (i) its certificate (if applicable) and agreement of partnership or other organizational agreement, with all amendments thereto, (ii) if applicable, a certificate of the Secretary of State of its jurisdiction of formation as to its good standing therein and (iii) if required, foreign qualification certificates from the jurisdictions where the Properties are located;

(18)	Evidence of Partnership/Company Action. With respect to Borrower and each Mortgagor, certified (as of the Closing Date) copies of all documents evidencing partnership or other company (as applicable) action taken by it authorizing the execution, delivery and performance of the Loan Documents and each other document to be delivered by it or on its behalf pursuant to this Agreement;

(19)	Incumbency and Signature Certificate. A certificate (dated as of the Closing Date) certifying the names and true signatures of each individual authorized to sign on behalf of Borrower (in its individual capacity and as sole member or general partner, as the case may be, of each Mortgagor);

(20)	Solvency Certificates. A Solvency Certificate, duly executed, from Borrower and each Mortgagor;

(21)	Opinions of Counsel. Favorable opinions, dated the Closing Date, of counsel for Borrower and Mortgagors, as to such matters as Administrative Agent may reasonably request;

(22)	Authorization Letter. The Authorization Letter, duly executed by Borrower;

(23)	Certificate. The following statements shall be true and Administrative Agent shall have received a certificate dated the Closing Date signed by a duly authorized signatory of Borrower stating, to the best of the certifying party’s knowledge, the following:

(a)	All representations and warranties contained in this Agreement and in each of the other Loan Documents are true and correct on and as of the Closing Date as though made on and as of such date, and

(b)	No Default or Event of Default has occurred and is continuing, or could result from the transactions contemplated by this Agreement and the other Loan Documents, and

(c)	None of the Improvements on any Property has been and remains injured or damaged by fire or other casualty;

(24)	Covenant Compliance Certificate. A certificate, of the sort required by paragraph 3(b) of Section 6.09, containing calculations demonstrating Borrower’s compliance, as of the end of the most recently ended calendar quarter prior to the Closing Date, with the covenants set forth in Sections 7.02, 7.03 and 7.04 and in Article VIII; such certificate shall demonstrate (whether or not specifically delineated) that Property EBITDA for the last four (4) calendar quarter period prior to the Closing Date was not less than twelve percent (12%) of the amount of the Initial Advance;

(25)	Termination and Repayment of Existing Credit Facility. Administrative Agent shall have received written evidence of the termination of the Existing Credit Facility and all sums owing thereunder shall have been repaid in full (it being understood that such sums may be repaid by Borrower from the proceeds of the Initial Advance); and

(26)	Additional Documentation. Such other approvals, opinions or documents as Administrative Agent or any Bank may reasonably request.

        SECTION 4.02     Conditions Precedent to Advances After the Initial Advance. The obligation of each Bank to make advances of the Loans subsequent to the Initial Advance shall be subject to satisfaction of the following conditions precedent:

(1)	All conditions of Section 4.01 shall have been and remain satisfied as of the date of the advance;

(2)	No Default or Event of Default shall have occurred and be continuing as of the date of the advance, or would result from the making thereof;

(3)	Administrative Agent shall have received a request for an advance in accordance with Section 2.04;

(4)	Property EBITDA for the last four (4) calendar quarter period for which Borrower was required to report financial results was not less than twelve percent (12%) of the principal balance of the Loan after giving effect to the requested advance; and

(5)	After giving effect to the requested advance, the principal balance of the Loan will not exceed sixty-five percent (65%) of the sum of the Appraised Values of the Properties. Compliance with this requirement need only be tested at any time the Total Loan Commitment exceeds sixty-five percent (65%) of the sum of the Appraised Values of the Properties (i.e., beginning on the date any Property is released as described in Section 12.06(c) hereof, unless on such date the Total Loan Commitment is reduced so as to be sixty-five percent (65%) of the sum of the Appraised Values of the Properties or less); the Appraised Values of the Properties as initially determined are not subject to recalculation except as expressly set forth in Section 12.06 hereof.

        SECTION 4.03     Deemed Representations. Each request by Borrower for, and acceptance by Borrower of, an advance of proceeds of the Loans or the issuance of a Letter of Credit shall constitute a representation and warranty by Borrower and each Mortgagor that, as of both the date of such request and the date of the advance or issuance, as the case may be, (1) no Default or Event of Default has occurred and is continuing or would result from the making of the advance or issuance of the Letter of Credit and (2) if any representation or warranty contained in this Agreement or the other Loan Documents is untrue or incorrect, the condition giving rise to such untruthfulness or incorrectness is not likely to result in a Material Adverse Change.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        Borrower represents and warrants to Administrative Agent and each Bank as follows:

        SECTION 5.01     Due Organization. Borrower and each Mortgagor are duly organized, validly existing and (if applicable) in good standing under the Laws of the respective jurisdictions of their organization, have the partnership or limited liability company, as the case may be, power and authority to own their assets and to transact the business in which they are now engaged, and are duly qualified as foreign partnerships or limited liability companies, as the case may be, and in good standing under the Laws of each other jurisdiction in which such qualification is required (including, if required, the jurisdictions in which the Properties are located).

        SECTION 5.02     Power and Authority; No Conflicts; Compliance With Laws. The execution and delivery of, and the performance of the obligations required to be performed by Borrower and each Mortgagor under, the Loan Documents do not and will not, in the case of Borrower or any Mortgagor, (1) require the consent or approval of its partners or members or such consent or approval has been obtained, (2) contravene its partnership agreement, (3) violate any provision of, or require any filing, registration, consent or approval under, any Law (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it, (4) result in a breach of or constitute a default under or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it may be a party or by which it or its properties may be bound or affected except for consents which have been obtained, (5) result in, or require, the creation or imposition of any Lien (other than the Lien of the Mortgages), upon or with respect to any of its properties now owned or hereafter acquired or (6) cause it to be in default under any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument; to the best of Borrower’s knowledge, Borrower and each Mortgagor are in compliance with all Laws applicable to them where the failure to be in compliance would cause a Material Adverse Change to occur.

        SECTION 5.03     Legally Enforceable Agreements. Each Loan Document is a legal, valid and binding obligation of Borrower and/or the applicable Mortgagor, as the case may be, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally.

        SECTION 5.04     Litigation. There are no actions, suits or proceedings pending or, to Borrower’s knowledge, threatened, against Borrower or any of its Affiliates (including any Mortgagor), the Mortgagor’s interest in any Property or the Improvements thereon, or challenging the validity and enforceability of the Mortgage or the priority of the Lien thereof, at law or in equity, before any court or arbitrator or any Governmental Authority (such actions, suits or proceedings, collectively, “Actions”), except Actions (1) which, in the case of each Action where the likely exposure of Borrower or its Affiliate exceeds $100,000, have been disclosed to Administrative Agent and the Banks in writing and (2) which (a) are fully covered by insurance or (b) would, if adversely determined, not substantially impair the ability of Borrower or any Mortgagor to pay when due any amounts which may become payable under the Notes or other Loan Documents or to otherwise pay and perform their respective obligations in connection with the Loans; nor, to Borrower’s knowledge, are any Actions threatened which would, if adversely determined, substantially impair the ability of Borrower or any Mortgagor to pay when due any amounts which may become payable under the Notes or other Loan Documents or to otherwise pay and perform their respective obligations in connection with the Loans.

        SECTION 5.05     Good Title to Properties. Borrower and each of its Affiliates (including each Mortgagor) have good, marketable and legal title to all of the properties and assets each of them purports to own (including, without limitation, those reflected in the financial statements referred to in Section 5.13) and, in the case of all of Borrower’s shopping center properties, only with exceptions which do not materially detract from the value of such property or assets or the use thereof in Borrower’s and such Affiliate’s business, and except to the extent that any such properties and assets (other than the Properties) have been encumbered or disposed of since the date of such financial statements without violating any of the covenants contained in Article VII or VIII or elsewhere in this Agreement. Borrower and its Affiliates enjoy peaceful and undisturbed possession of all leased property necessary in any material respect in the conduct of their respective businesses. All such leases are valid and subsisting and are in full force and effect.

        SECTION 5.06     Taxes. Borrower and each Mortgagor have filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments and governmental charges and levies shown as due and payable thereon without the imposition of a penalty, including interest and penalties, except to the extent they are the subject of a Good Faith Contest.

        SECTION 5.07     ERISA. Borrower and each Mortgagor are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated within the past five (5) years; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; Borrower, each Mortgagor and the ERISA Affiliates have not completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; Borrower, each Mortgagor and the ERISA Affiliates have met the minimum funding requirements of each under Section 412 of the Code and Section 302 of ERISA with respect to the Plans of each and there is no “unfunded current liability” (as such quoted term is defined in ERISA) with respect to any Plan established or maintained by each; and Borrower, each Mortgagor and the ERISA Affiliates have not incurred any liability to the PBGC under ERISA. No part of the funds to be used by Borrower in satisfaction of its obligations under this Agreement constitute “plan assets” of any “employee benefit plan” within the meaning of ERISA or of any “plan” within the meaning of Section 4975(e)(1) of the Code, as interpreted by the Internal Revenue Service and the U.S. Department of Labor in rules, regulations, releases or bulletins or as interpreted under applicable case law. Neither the extension of credit evidenced by the Notes nor any other transaction contemplated under the Loan Documents constitutes a Prohibited Transaction.

        SECTION 5.08     No Default on Outstanding Judgments or Orders. Borrower and each Mortgagor have satisfied all judgments which are not being appealed and are not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

        SECTION 5.09     No Defaults on Other Agreements. Except as disclosed to the Bank Parties in writing, including anything disclosed on financial statements, to the best of Borrower’s knowledge, neither Borrower nor any Mortgagor is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any partnership, trust or other restriction which is likely to result in a Material Adverse Change. To the best of Borrower’s knowledge, neither Borrower nor any Mortgagor is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument which is likely to result in a Material Adverse Change.

        SECTION 5.10     Government Regulation. Neither Borrower nor any Mortgagor is subject to regulation under the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Powers Act or any Law limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

        SECTION 5.11     Environmental Protection. To the best of Borrower’s knowledge, none of Borrower’s or its Affiliates’properties contains any Hazardous Materials that, under any Environmental Law currently in effect, (1) would impose liability on Borrower or any Mortgagor that is likely to result in a Material Adverse Change or (2) is likely to result in the imposition of a Lien on any assets of Borrower or its Affiliates, in each case if not properly handled in accordance with applicable Law. To the best of Borrower’s knowledge, neither it nor any of its Affiliates nor any portion of any Property or the Improvements thereon is in violation of, or subject to any existing, pending or threatened investigation or proceeding by any Governmental Authority under, any Environmental Law. Except for matters, claims, conditions or circumstances as may be disclosed in the reports delivered pursuant to paragraph (9) of Section 4.01, Borrower is not aware of any matter, claim, condition or circumstance which would reasonably cause a Person to make further inquiry with respect to such matters in order to ascertain whether any Hazardous Materials or their effects have been disposed of or released on or to any portion of any Property, the Improvements thereon or any surrounding areas; neither Borrower nor any Mortgagor is required by any Environmental Law to obtain any permits or license to construct or use any improvements, fixtures, or equipment with respect to any Property, or if such permit or license is required it has been obtained; and, except as may be disclosed in the reports delivered pursuant to paragraph (9) of Section 4.01, to the best of Borrower’s knowledge, the prior use of each Property has not resulted in the disposal or release of any Hazardous Materials on or to any portion of the Property or any surrounding areas in violation of applicable Law.

        SECTION 5.12     Solvency. Borrower and each Mortgagor are, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents and any other documents, instruments or agreements relating thereto, will be, Solvent.

        SECTION 5.13     Financial Statements. The TRG Consolidated Financial Statements, TCI Financial Statements and Mortgagor Financial Statements most recently delivered to the Banks pursuant to the terms of this Agreement are in all material respects complete and correct and fairly present the financial condition of the subjects thereof as of the dates of and for the periods covered by such statements, all in accordance with GAAP, and there has been no Material Adverse Change since the date of such most recently delivered TRG Consolidated Financial Statements, TCI Financial Statements or Mortgagor Financial Statements, as the case may be, and no borrowings which might give rise to a Lien or claim against all or any portion of the Mortgaged Property under any Mortgage or against the proceeds of the Loans have been made by Borrower or others since the dates of such most recently delivered financial statements.

        SECTION 5.14     Valid Existence of Material Affiliates. As of the Closing Date, the only Material Affiliates are those listed on EXHIBIT D. As to each Material Affiliate so listed, its correct name, the jurisdiction of its formation and Borrower’s percentage of beneficial interest therein are set forth on said EXHIBIT D. Each Material Affiliate is a partnership, corporation, limited liability company or joint venture duly organized and existing in good standing under the Laws of the jurisdiction of its formation. Borrower and each of its Material Affiliates have the power to own their respective properties and to carry on their respective businesses now being conducted. Each of Borrower and its Material Affiliates is duly qualified as a foreign partnership, company or venture to do business and is in good standing in every jurisdiction in which the nature of the respective businesses conducted by it or its respective properties, owned or held under lease, make such qualification necessary.

        SECTION 5.15     Insurance. Each Mortgagor has in force paid insurance as required by the respective Mortgages and, generally, Borrower and each of its Affiliates has in force paid insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated.

        SECTION 5.16     Separate Tax and Zoning Lot. To the best of Borrower’s knowledge, each Property constitutes a distinct parcel or parcels for purposes of taxes, assessments and impositions (public or private) and is not otherwise considered as part of a larger lot not included in the Property for purposes of taxes, assessments or impositions (public or private).

        SECTION 5.17     Zoning and other Laws; Covenants and Restrictions. As to each Property, (i) the Improvements and the uses thereof comply in all material respects with applicable zoning, environmental, ecological, landmark and other applicable Laws, and all requirements for such uses have been satisfied in all material respects and (ii) the applicable Mortgagor and the Property are in compliance in all material respects with all applicable restrictions and covenants.

        SECTION 5.18     Utilities Available. As to each Property, all utility services necessary for the operation of the Improvements for their intended purposes are available and servicing the Property, including water supply, storm and sanitary sewer, gas, electric power and telephone facilities.

        SECTION 5.19     Creation of Liens. Neither Borrower nor any Mortgagor has entered into any contract or arrangement of any kind the performance of which by the other party thereto would give rise to a Lien on all or part of the Mortgaged Property under any Mortgage prior to such Mortgage, other than with respect to each Property, Liens pursuant to the documents that are listed as exceptions in the title policy insuring the applicable Mortgage.

        SECTION 5.20     Roads. Each Property has access to a publicly dedicated road or roads sufficient for the full utilization of the Improvements for their intended purposes.

        SECTION 5.21     Premises Documents and Leases. As to each Property, the REA and any other Premises Documents which Administrative Agent has notified Borrower that it considers material are unmodified and in full force and effect; to the best of Borrower’s knowledge, there are no defaults under any Major Lease or any Premises Document except as disclosed to Administrative Agent in writing, and all conditions to the effectiveness and continuing effectiveness of each lease and Premises Document required to be satisfied as of the date hereof have been satisfied.

        SECTION 5.22     Accuracy of Information; Full Disclosure. To the best of Borrower’s knowledge, neither this Agreement nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrower or any Mortgagor to Administrative Agent or any Bank in connection with the negotiation of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, or required herein or in any other Loan Document to be furnished by or on behalf of Borrower or any Mortgagor, contains any untrue or misleading statement of a material fact or omits a material fact necessary to make the statements herein or therein not misleading. To the best of Borrower’s knowledge, there is no fact which Borrower has not disclosed to Administrative Agent and the Banks in writing which materially affects adversely or, so far as Borrower can now foresee, will materially affect adversely the business, prospects, profits or financial condition of Borrower or any Mortgagor or the ability of Borrower or any Mortgagor to perform this Agreement and the other Loan Documents.

        SECTION 5.23     Money Laundering. (i) Neither Borrower nor any Mortgagor nor TCI is currently identified on a Government List or otherwise qualifies as a Prohibited Person, and (ii) to Borrower’s knowledge, neither Borrower, nor any Mortgagor nor TCI is in violation of any Laws relating to anti-money laundering or anti-terrorism, including, without limitation, Laws related to transacting business with Prohibited Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations, all as amended from time to time.

ARTICLE VI

AFFIRMATIVE COVENANTS

        So long as any of the Notes shall remain unpaid or the Loan Commitments remain in effect, or any other amount is owing by Borrower or any Mortgagor to Administrative Agent or any Bank hereunder or under any other Loan Document, Borrower shall (and shall cause each Mortgagor to):

        SECTION 6.01     Maintenance of Existence. Preserve and maintain its legal existence and, if applicable, good standing in the jurisdiction of organization and, if applicable, qualify and remain qualified as a foreign partnership in each jurisdiction in which such qualification is required, except to the extent that failure to so qualify is not likely to result in a Material Adverse Change.

        SECTION 6.02     Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all of its financial transactions.

        SECTION 6.03     Maintenance of Insurance. At all times, (i) in the case of Borrower, maintain and keep in force, and cause each of its Affiliates to maintain and keep in force, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof and (ii) in the case of each Mortgagor, maintain and keep in force the insurance required by EXHIBIT I attached hereto and made a part hereof.

        SECTION 6.04     Compliance with Laws; Payment of Taxes. Comply in all respects with all Laws applicable to it or to any of its properties or any part thereof, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent they are the subject of a Good Faith Contest. Without limiting the foregoing, Borrower shall comply with the Patriot Act (Title III of Pub. L. 107-56) [signed into law October 26, 2001]) and all applicable legal requirements of governmental authorities having jurisdiction over Borrower, including those relating to money laundering and terrorism; additionally, neither Borrower nor any Mortgagor shall use the proceeds of the Loans in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same.

        SECTION 6.05     Right of Inspection. At any reasonable time and from time to time upon reasonable notice, permit Administrative Agent or any Bank or any agent or representative thereof (provided that a representative of any Bank must, at Borrower’s request, be accompanied by a representative of Borrower) to examine and make copies and abstracts from its records and books of account, visit and inspect its properties, and discuss its affairs, finances and accounts with its independent accountants; and cooperate with the Engineering Consultant to enable it to perform its functions hereunder.

        SECTION 6.06     Compliance With Environmental Laws. Comply in all material respects with all applicable Environmental Laws and immediately pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent there is a Good Faith Contest; and at its sole cost and expense, promptly remove, or cause the removal of, any and all Hazardous Materials or the effects thereof at any time identified as being on, in, under or affecting any Property or the Improvements thereon in violation of applicable Environmental Law.

        SECTION 6.07     Payment of Costs. Pay all costs and expenses required for the satisfaction of the conditions of this Agreement.

        SECTION 6.08     Maintenance of Properties. Do all things reasonably necessary to maintain, preserve, protect and keep its (and, in the case of Borrower, its Affiliates’) properties in good repair, working order and condition.

        SECTION 6.09     Reporting and Miscellaneous Document Requirements. Furnish directly to the Administrative Agent (which shall make such documents promptly available to the Banks by password protected internet access or other reasonable form of availability):

(1)	Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, the TRG Consolidated Financial Statements, the TCI Financial Statements and Mortgagor Financial Statements for each Mortgagor, in each case as of the end of and for such Fiscal Year, in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year and audited by Borrower’s Accountants;

(2)	Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each calendar quarter (other than, in the case of the TRG Consolidated Financial Statements and TCI Financial Statements, the last quarter of the Fiscal Year), the unaudited TRG Consolidated Financial Statements, TCI Financial Statements and Mortgagor Financial Statements for each Mortgagor, in each case as of the end of such calendar quarter and for the year to date, in reasonable detail, certified by the entity’s chief financial officer or other authorized signatory reasonably acceptable to the Administrative Agent and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year;

(3)	Certificate of No Default and Financial Compliance. Within forty five (45) days after the end of each of the first three quarters of each Fiscal Year and within ninety (90) days after the end of each Fiscal Year, a certificate of Borrower’s chief financial officer or other authorized signatory reasonably acceptable to the Administrative Agent (a) stating that, to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, specifying the nature thereof and the action which is proposed to be taken with respect thereto, (b) stating that the covenants contained in Sections 7.02, 7.03 and 7.04 and in Article VIII have been complied with (or specifying those that have not been complied with) and including computations demonstrating such compliance (or non-compliance) and (c) setting forth the details of all items comprising Total Outstanding Indebtedness (including amount, maturity, interest rate and amortization requirements), each as of the end of such quarter, and Combined EBITDA, Interest Expense and Fixed Charges, each for the twelve (12)-month period ending with such quarter;

(4)	Notice of Litigation. Promptly after the commencement and knowledge thereof, notice of all actions, suits, and proceedings before any court or arbitrator, affecting (i) Borrower which, if determined adversely to Borrower are likely to result in a Material Adverse Change; or (ii) any Mortgagor or all or any portion of the Mortgaged Property under any Mortgage which, if determined adversely to the Mortgagor are likely to result in a Material Adverse Change;

(5)	Notices of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after Borrower becomes aware of the occurrence of a material Default or any Event of Default a notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect thereto;

(6)	Dispositions or Acquisitions of Assets. Within thirty (30) days after the occurrence thereof, notice of any Disposition or acquisition of assets (other than acquisitions or Dispositions of investments such as certificates of deposit, Treasury securities and money market deposits in the ordinary course of Borrower’s cash management) in excess of $25,000,000, together with a certificate, of the sort required by paragraph (3)(b) of this Section, containing covenant compliance calculations that include the pro-forma adjustments set forth in Section 8.02, which calculations shall demonstrate Borrower’s compliance, on a pro-forma basis, as of the end of the most recently ended calendar quarter for which financial results are required hereunder to have been reported by Borrower, with all covenants enumerated in said paragraph (3)(b) and (iv) such other information relating to the acquisition as Administrative Agent may reasonably request;

(7)	Material Adverse Change. As soon as is practicable and in any event within five (5) days after knowledge of the occurrence of any event or circumstance which is likely to result in or has resulted in a Material Adverse Change, notice thereof;

(8)	Bankruptcy of Tenants. Promptly after becoming aware of the same, notice of the bankruptcy, insolvency or cessation of operations of (i) any of the Anchors, (ii) any tenant in the Improvements on any Property to which 5% or more of the aggregate minimum rent from such Improvements is attributable or (iii) any tenant in any property of Borrower or in which Borrower has an interest to which 5% or more of minimum rent payable to Borrower directly or through its Consolidated Businesses or UJVs is attributable;

(9)	Offices. Thirty (30) days’ prior notice of any change in the chief executive office, principal place of business or location of Borrower or any Mortgagor;

(10)	Environmental and Other Notices. As soon as possible and in any event within five (5) days after receipt, copies of (i) all Environmental Notices received by Borrower or any Mortgagor which are not received in the ordinary course of business and which relate to any Property or any situation which is likely to result in a Material Adverse Change and (ii) all reports of any official searches made by any Governmental Authority having jurisdiction over any Property or the Improvements thereon, and of any claims of violations thereof;

(11)	Insurance Coverage. Promptly, such information concerning Borrower’s insurance coverage as Administrative Agent may reasonably request;

(12)	Leasing and Other Property Information. As soon as available and in any event within thirty (30) days after the end of each calendar quarter, a rent roll, leasing report and tenant sales report for each Property, in each case (other than with respect to tenant sales reports) certified by Borrower to be true and complete; and

(13)	General Information. Promptly, such other information respecting the condition or operations, financial or otherwise, of Borrower, any Mortgagor or any properties of Borrower as Administrative Agent may from time to time reasonably request.

        SECTION 6.10     Premises Documents; Leases. As to each Property, keep the Premises Documents and all leases in full force and effect (except as may be permitted by this Agreement or by the applicable Mortgage) and at all times use commercially reasonable efforts to compel performance by the parties to the Premises Documents or the tenants under such leases, as the case may be, of all obligations, covenants and agreements by such parties or tenants, as the case may be, to be performed thereunder; deliver to Administrative Agent, (i) promptly following the execution thereof, certified copies of all amendments or supplements to the Premises Documents and (ii) promptly following Administrative Agent’s request therefor, certified copies of any or all leases of portions of the Improvements, any or all amendments or supplements to any such lease; and notices of assignment in the form of EXHIBIT F to the tenants thereunder; not enter into any lease or modification thereof (x) without Administrative Agent’s prior written consent during the existence of any Event of Default or (y) that is not commercially reasonable; and not modify (other than de minimus modifications) any of the Premises Documents without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld or delayed; to the extent Borrower is unable, with commercially reasonable efforts, to obtain, prior to the date of the Initial Advance, estoppel certificates from tenants or parties to the Premises Documents as required by paragraphs (12) and (13) of Section 4.01, Borrower shall continue to use such efforts to obtain such estoppel certificates after the date of the Initial Advance.

        SECTION 6.11     Compliance with Covenants, Restrictions and Easements. Comply with all restrictions, covenants and easements affecting any Property or the Improvements thereon.

        SECTION 6.12      Management, Leasing and Service Contracts. Deliver to Administrative Agent, with respect to each Property, (i) as and when executed, certified copies of all management and leasing contracts, each of which shall be entered into with a party, and on terms and conditions, reasonably acceptable to Administrative Agent, and (ii) as and when requested by Administrative Agent, copies of all service contracts; contemporaneously with entering into each such management or leasing contract, at Administrative Agent’s option, cause the same to be collaterally assigned to Administrative Agent for the benefit of the Banks as additional security for the Loans and/or cause the manager or leasing agent under each such management or leasing contract to undertake, inter alia, to continue performance on the Banks’ behalf without additional cost in the event of a Default; cause each service contract to contain a provision allowing for the as-of-right cancellation thereof on thirty (30) days’notice from the applicable Mortgagor or its successors as owners of the Property; and keep in full force and effect and not materially modify the management and leasing agreement(s) approved pursuant to paragraph (14) of Section 4.01 without Administrative Agent’s prior written consent, such consent not to be unreasonably withheld.

        SECTION 6.13     Correction of Defects; Remediation. Upon demand of Administrative Agent or the Engineering Consultant, correct any material defects (including structural) in the Improvements on any Property; and diligently cause the completion of and payment for the Hazardous Materials removal/remediation described in the remediation/management plan referred to in paragraph (9) of Section 4.01.

        SECTION 6.14     Estoppel Certificates. Within three (3) days upon request in person or within five (5) days upon request by mail, furnish to Administrative Agent or such other Persons as Administrative Agent may designate, a statement, duly acknowledged, of the amount due, whether for principal or interest, under the Notes, and whether any offsets, counterclaims or defenses exist against the Obligations.

ARTICLE VII

NEGATIVE COVENANTS

        So long as any of the Notes shall remain unpaid, or the Loan Commitments remain in effect, or any other amount is owing by Borrower or any Mortgagor to Administrative Agent or any Bank hereunder or under any other Loan Document, Borrower shall not do any or all of the following:

        SECTION 7.01     Mergers Etc. Merge or consolidate with any Person (except where Borrower or a Person wholly-owned by Borrower is the surviving entity), or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), or enter into any agreement to do any of the foregoing. (Borrower shall deliver to Administrative Agent, at least fifteen (15) business days prior to the closing of any transaction described in this Section, a compliance certificate of the sort required by clause (b) of paragraph (3) of Section 6.09, prepared on a pro-forma basis after giving effect to such transaction.)

        SECTION 7.02     Investments. Make any loan or advance to any Person or purchase or otherwise acquire any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person (any such transaction, an “Investment”) if (1) the Investment is in connection with something other than a retail shopping center and the amount of any single such Investment (or the aggregate amount of any single such Investment together with all related Investments), would exceed 20% of Net Worth, (2) except to the extent permitted by clause (3) below, such Investment constitutes the acquisition of a minority interest in a Person (a “Minority Interest”) and the amount of such Investment, together with the value of all other Minority Interests acquired after the Closing Date contributing to Capitalization Value, would exceed 10% of Net Worth or (3) such Investment constitutes the acquisition of a Minority Interest in a regional shopping center or portfolio of regional shopping centers and the amount of such Investment, together with the value of all other such Minority Interests, would exceed 20% of Net Worth. A 50% beneficial interest in a Person, in connection with which the holder thereof exercises joint control over such Person with the holder(s) of the other 50% beneficial interest, shall not constitute a “Minority Interest” for purposes of this Section.

        SECTION 7.03     Sale of Assets. Effect a Disposition of any of its now owned or hereafter acquired assets, including assets in which Borrower owns a beneficial interest through its ownership of interests in joint ventures, aggregating more than 20% of Capitalization Value.

        SECTION 7.04     Interest Rate Hedging. Permit or suffer more than 25% of Total Outstanding Indebtedness not to be “hedged”; for purposes of this Section, “hedged” shall mean bearing interest at an effective fixed rate, either pursuant to the debt instrument itself or through the operation of a “cap”, “collar”, “swap” or comparable interest rate protection contract, such debt instrument, or instrument creating the “cap”, “collar”, “swap” or comparable interest rate protection contract, as the case may be, having an original term of at least twelve (12) months (unless less than twelve (12) months remains until the maturity of the debt which is hedged, in which case the required term shall be such period less than twelve (12) months).

        SECTION 7.05     Control of Borrower. At any time permit or suffer the failure or inability of TCI to be the managing general partner of Borrower.

        SECTION 7.06     Certain Restrictions on Activities of TCI. At any time, suffer or permit TCI to incur any Debt in its own name or to own any material assets other than its interests in Borrower and incidental assets and assets which, for legitimate business purposes, must be owned by TCI on a temporary basis prior to being transferred to Borrower, or engage in any business other than the ownership of such interests.

ARTICLE VIII

FINANCIAL COVENANTS AND ADJUSTMENTS

        SECTION 8.01     Financial Covenants. So long as any of the Notes shall remain unpaid, or the Loan Commitments shall remain in effect, or any other amount is owing to Administrative Agent or any Bank under this Agreement or under any other Loan Document, Borrower shall not permit or suffer:

(1)	Net Worth. At any time, Net Worth to be less than $1,450,000,000; or

(2)	Leverage Ratio. At any time, Leverage Ratio to exceed 65%; or

(3)	Relationship of Combined EBITDA to Fixed Charges. As of the end of any calendar quarter, the ratio of (i) Combined EBITDA to (ii) Fixed Charges, each for the twelve (12)-month period then ended and taken as a whole, to be less than 1.50 to 1.00; or

(4)	Relationship of Combined EBITDA to Total Outstanding Indebtedness. As of the end of any calendar quarter, the ratio (expressed as a percentage) of (i) Combined EBITDA for the twelve (12)-month period then ended and taken as a whole to (ii) Total Outstanding Indebtedness as of the end of such calendar quarter, to be less than 12%; or

(5)	Payout Ratio. Any Restricted Payment to be made during any of its fiscal quarters, which, when added to all Restricted Payments made during the three (3) immediately preceding fiscal quarters, exceeds 95% of Distributable Cash Flow; provided, however, that Borrower shall be permitted, provided there exists no Event of Default, to make Restricted Payments in excess of 95% of Distributable Cash Flow (i) as may be necessary under Section 857(a) of the Code to maintain TCI’s tax status as a real estate investment trust, (ii) pursuant to Section 5.2 (a) (i) or Section 5.3 of Borrower’s agreement of limited partnership, or any other provision of Borrower’s agreement of limited partnership, as the same may hereafter be amended, that requires preferential distributions to be made or (iii) pursuant to Section 5.2 (a) (iii) of Borrower’s agreement of limited partnership, to the extent that such distributions pursuant to said Section 5.2 (a) (iii) derive from the disposition of any property owned by Borrower at any time prior to May 6, 2000. For purposes of this Article, “Restricted Payment” means any distribution or other payment made out of Funds From Operations by Borrower to its partners; or

(6)	Property Debt Yield. As of the end of any calendar quarter, Property Debt Yield for such calendar quarter to be less than 12%; or

(7)	Relationship of Property EBITDA to Interest Expense on Loans. As of the end of any calendar quarter, the ratio of (i) Property EBITDA to (ii) that portion of Interest Expense attributable to the Loans, each for the prior twelve (12)-month period then ended and taken as a whole, to be less than 1.75 to 1.00.

        SECTION 8.02     Certain Pro-Forma Adjustments. For purposes of the calculation of the financial covenants set forth in Section 8.01, the following adjustments shall be made in the case of each property acquired, or each “property put into service”, or each property disposed of, by Borrower during the applicable test period:

(1)	In the case of each property acquired or put into service, the contribution of said property to Capitalization Value shall be the lesser of (a) such property’s contribution to Combined EBITDA, annualized based on Borrower’s period of ownership or operation, divided by 7.75% or (b) the acquisition cost or cost of the property. In the case of each property disposed of by Borrower during the applicable test period, such property shall be deemed to have made no contribution to Capitalization Value for the applicable twelve (12)-month period.

(2)	In the case of each property acquired or put into service, the contribution of said property to Combined EBITDA shall be an annualized amount based upon the period of Borrower’s ownership or operation. In the case of each property disposed of by Borrower during the applicable test period, such property shall be deemed to have made no contribution to Combined EBITDA for the applicable twelve (12)-month period.

(3)	In the case of each property acquired or put into service, the contribution of said property to Interest Expense for the applicable twelve (12)-month period shall be equal to actual interest expense with respect to the Debt incurred or assumed in connection with the acquisition, from the date of the acquisition or the date the asset is put into service until the end of such twelve (12)-month period, annualized. In the case of each property disposed of during the applicable test period, such property shall be deemed to have made no contribution to Interest Expense for such period.

        In addition, if any Debt of Borrower is refinanced during an applicable test period, the calculation of Interest Expense shall be adjusted as follows. The contribution of the Debt that was refinanced to Interest Expense for the applicable twelve (12)-month period shall be equal to actual interest expense on the refinanced Debt from the date of the refinancing to the end of such twelve (12)-month period, annualized.

        As used in this Section 8.02, the term “property put into service” means any property that has been opened to the public for business and which has generated revenues for a period of at least thirty (30) days.

ARTICLE IX

EVENTS OF DEFAULT

        SECTION 9.01     Events of Default. Any of the following events shall be an "Event of Default":

(1)	If Borrower shall: fail to pay the principal of any Notes as and when due; or fail to pay interest accruing on any Notes as and when due and such failure to pay shall continue unremedied for five (5) days after the due date of such interest; or fail to pay any fee or any other amount due under this Agreement or any other Loan Document or the Supplemental Fee Letter as and when due and such failure to pay shall continue unremedied for two (2) days after notice by Administrative Agent of such failure to pay; or

(2)	If any representation or warranty made by Borrower or any Mortgagor in any Loan Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with a Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(3)	If (a) Borrower shall fail to perform or observe any term, covenant or agreement contained in Article VII or Article VIII or (b) Borrower or any Mortgagor shall fail to perform or observe any term, covenant or agreement contained in Article VI or otherwise contained in this Agreement (other than obligations specifically referred to elsewhere in this Section) or in any other Loan Document, or in the Supplemental Fee Letter or in any other document executed by Borrower or any Mortgagor and delivered to Administrative Agent and/or the Banks in connection with the transactions contemplated hereby and such failure under this clause (b) shall remain unremedied for thirty (30) consecutive calendar days after notice by Administrative Agent to Borrower thereof (or such shorter cure period as may be expressly prescribed in the applicable document); provided, however, that if any such default under clause (b) above cannot by its nature be cured within such thirty (30) day, or shorter, as the case may be, grace period and so long as Borrower or the applicable Mortgagor, as the case may be, shall have commenced cure within such thirty (30) day, or shorter, as the case may be, grace period and shall, at all times thereafter, diligently prosecute the same to completion, Borrower or the applicable Mortgagor, as the case may be, shall have an additional period, not to exceed sixty (60) days, to cure such default; in no event, however, is the foregoing intended to effect an extension of the Maturity Date; or

(4)	If either Borrower or TCI shall fail (a) to pay any Debt (other than the payment obligations described in paragraph (1) of this Section) in an amount equal to or greater than $10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) or (b) to perform or observe any material term, covenant, or condition under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or the lapse of time, or both (other than in cases where, in the judgment of the Required Banks, meaningful discussions likely to result in (i) a waiver or cure of the failure to perform or observe or (ii) otherwise averting such acceleration are in progress between Borrower and the obligee of such Debt), the maturity of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled or otherwise required prepayment), prior to the stated maturity thereof; or

(5)	If (w) any Mortgagor, (x) TCI, (y) Borrower, or (z) any Affiliate(s) (other than any Mortgagor) of Borrower to which $100,000,000 or more in the aggregate of Capitalization Value is attributable, shall: (a) generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (b) make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it, all or any portion of any Property or the Improvements thereon or all or a substantial part of its other assets; or (c) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (d) have had any such petition or application filed or any such proceeding shall have been commenced, against it or all or any portion of any Property or the Improvements thereon, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed or unstayed for a period of sixty (60) days or more; or (e) be the subject of any proceeding under which all or any portion of any Property or the Improvements thereon or all or a substantial part of its other assets may be subject to seizure, forfeiture or divestiture; or (f) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any portion of any Property or the Improvements thereon or all or a substantial part of its other property; or (g) suffer any such custodianship, receivership or trusteeship for all or any portion of any Property or the Improvements thereon or all or a substantial part of its other property, to continue undischarged for a period of sixty (60) days or more; or

(6)	If one or more judgments, decrees or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against Borrower, TCI or any Mortgagor, and any such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or

(7)	If at any time any portion of Borrower’s or any Mortgagor’s assets constitute plan assets for ERISA purposes (within the meaning of C.F.R. § 2510.3-101); or if any of the following events shall occur or exist with respect to Borrower, any Mortgagor or any ERISA Affiliate: (a) any Prohibited Transaction involving any Plan; (b) any Reportable Event with respect to any Plan; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) any event or circumstance which might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, if such event or conditions, if any, could in the opinion of any Bank subject Borrower, any Mortgagor or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, Multiemployer Plan, the PBGC or otherwise (or any combination thereof) which in the aggregate exceeds or may exceed $500,000; or

(8)	If at any time TCI is not a qualified real estate investment trust under Sections 856 through 860 of the Code or is not listed on the New York Stock Exchange or the American Stock Exchange; or

(9)	If at any time Borrower or any Mortgagor fails to operate as a real estate operating company for ERISA purposes (within the meaning of C.F.R. §2510.3-101); or

(10)	If Borrower or any Mortgagor violates their respective organizational documents in any respect that would materially adversely affect the Banks; or

(11)	If The Taubman Company LLC, the entity presently providing property management and leasing services for all the regional shopping center properties in which Borrower has an ownership interest (other than Arizona Mills, Waterside Shops at Pelican Bay and The Mall at Millenia), shall discontinue providing such services for 25% or more of the regional shopping center properties then owned in whole or in part by Borrower; or

(12)	If any Mortgage shall at any time and for any reason cease to create a valid and perfected first priority Lien on the Mortgaged Property purported to be subject thereto or to be in full force and effect; or shall be declared null and void; or any party thereto shall deny any further liability or obligation thereunder; or

(13)	If there shall occur an “Event of Default” under any Mortgage (as such quoted term is defined in such Mortgage).

        SECTION 9.02     Remedies. If any Event of Default shall occur and be continuing, Administrative Agent may, and upon the request of the Required Banks shall, by notice to Borrower (1) declare the outstanding principal balance of the Notes, all interest thereon, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon such balance, all such interest, and all such amounts due under this Agreement and under the other Loan Documents shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower; (2) terminate the Loan Commitments and/or (3) exercise any remedies provided in any of the Loan Documents or by law. In addition to the foregoing, upon the occurrence of an Event of Default with respect to Borrower under either of clauses (c) or (d)

of subparagraph (5) of Section 9.01, the Notes shall be deemed immediately accelerated and the Loan Commitments automatically terminated without the necessity of any notice or other action of Administrative Agent.

ARTICLE X

ADMINISTRATIVE AGENT; RELATIONS AMONG BANKS

        SECTION 10.01     Appointment, Powers and Immunities of Administrative Agent. Each Bank hereby irrevocably appoints and authorizes Administrative Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto. Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document or required by law, and shall not by reason of this Agreement be a fiduciary or trustee for any Bank except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds (nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Bank have any fiduciary duty to Borrower or to any other Bank). Administrative Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by Borrower or any officer, partner or official of Borrower or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any Lien securing the Obligations or for any failure by Borrower or any other obligor to perform any of its obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Borrower shall pay any fee agreed to by Borrower and Administrative Agent with respect to Administrative Agent’s services hereunder. Administrative Agent may designate other Banks as being a Syndication Agent, Documentation Agent, Managing Agent or other similar title. The conferring of any such title on a Bank shall not be deemed to confer any additional rights or responsibilities on any such Bank, and no part of the rights or responsibilities of Administrative Agent shall be deemed transferred thereby.

        SECTION 10.02     Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. Administrative Agent may deem and treat each Bank as the holder of the Loan made by it for all purposes hereof and shall not be required to deal with any Person who has acquired a Participation in any Loan or Participation from a Bank. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Loan or Participation.

        SECTION 10.03     Defaults. Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than those relating to the payment of principal or interest) unless Administrative Agent has received notice from a Bank or Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, Administrative Agent shall give prompt notice thereof to the Banks. Administrative Agent, following consultation with the Banks, shall (subject to Section 10.07) take such action with respect to such Default or Event of Default which is continuing, or with respect to the exercise of remedies, including with respect to realization on, or operation or disposition of, any Collateral, as shall be directed by the Required Banks; provided that, unless and until Administrative Agent shall have received such directions, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall determine in good faith (x) is necessary to protect the Collateral or the best interests of the Banks and (y) needs to be taken prior to the time a determination is reached as to such matter by the Required Banks. (To the extent, if any, that the authority granted to the Administrative Agent in the preceding sentence is more limited than that granted the Administrative Agent generally in the Loan Documents to exercise default remedies, said limitation shall solely benefit the Banks and not the Borrower or Mortgagors.) In no event shall Administrative Agent be required to take any such action which it determines to be contrary to law.

        SECTION 10.04     Rights of Administrative Agent as a Bank. With respect to its Loan Commitment and the Loan provided by it, Administrative Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as Administrative Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include Administrative Agent in its capacity as a Bank. Administrative Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with Borrower (and any Affiliates of Borrower) as if it were not acting as Administrative Agent.

        SECTION 10.05     Sharing of Costs by Banks; Indemnification of Administrative Agent. Each Bank agrees to pay its ratable share, based on the respective outstanding principal balances under its Note and the other Notes, of any expenses incurred (and not paid or reimbursed by Borrower after demand for payment is made by Administrative Agent) by or on behalf of the Banks in connection with any Default or Event of Default, including, without limitation, costs of enforcement of the Loan Documents and any advances to pay taxes or insurance premiums or otherwise to preserve the Lien of any Mortgage or to preserve or protect any Mortgaged Property. In the event a Bank fails to pay its share of expenses as aforesaid, and all or a portion of such unpaid amount is paid by Administrative Agent and/or one or more of the other Banks, then the defaulting Bank shall reimburse Administrative Agent and/or the other Bank(s) for the portion of such unpaid amount paid by it or them, as the case may be, together with interest thereon at the Base Rate from the date of payment by Administrative Agent and/or the other Bank(s). In addition, each Bank agrees to indemnify Administrative Agent (to the extent not reimbursed under Section 12.04 or under the other applicable provisions of any Loan Document, but without limiting the obligations of Borrower under Section 12.04 or such other provisions), for its Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Section 12.04 or under any other applicable provisions of any Loan Document) or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided, however, that no Bank shall be liable for (1) any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified, (2) any loss of principal or interest with respect to Administrative Agent’s Loan or (3) any loss suffered by Administrative Agent in connection with a swap or other interest rate hedging arrangement entered into with Borrower.

        SECTION 10.06     Non-Reliance on Administrative Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own analysis of the Collateral and of the credit of Borrower and each Mortgagor, and its own decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document. Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any Mortgagor of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties (including, without limitation, any Property) or books of Borrower or any Mortgagor. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of Borrower, any Mortgagor or any other Affiliate of Borrower which may come into the possession of Administrative Agent or any of its Affiliates. Administrative Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone.

        SECTION 10.07     Failure of Administrative Agent to Act. Except for action expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Banks under Section 10.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for an additional indemnity and cease, or not commence, the action indemnified against until such additional indemnity is furnished.

        SECTION 10.08     Resignation or Removal of Administrative Agent. Administrative Agent may resign on thirty (30) days’ prior written notice to Borrower and the Banks. Administrative Agent may be removed by the Required Banks (determined exclusive of the Administrative Agent) in the event of Administrative Agent’s gross negligence, willful misconduct or material breach of this Agreement, provided that Borrower and the other Banks shall be promptly notified thereof. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Administrative Agent which successor Administrative Agent, so long as it is reasonably acceptable to the Required Banks, shall be that Bank, excluding the resigning Administrative Agent, then having the greatest Loan Commitment (or, if more than one Bank, one of such Banks, as selected by the Required Banks.). If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be one of the Banks. Notwithstanding the above provisions of this Section 10.08, if no Event of Default exists the identity of any successor Administrative Agent shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed. The Required Banks or the retiring Administrative Agent, as the case may be, shall upon the appointment of a successor Administrative Agent promptly so notify Borrower and the other Banks. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s removal or resignation hereunder as Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

        SECTION 10.09     Amendments Concerning Agency Function. Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties, rights, and/or functions hereunder or thereunder unless it shall have given its prior written consent thereto.

        SECTION 10.10     Liability of Administrative Agent. Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

        SECTION 10.11     Transfer of Agency Function. Without the consent of Borrower or any Bank, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that Administrative Agent shall promptly notify Borrower and the Banks thereof.

        SECTION 10.12     Non-Receipt of Funds by Administrative Agent Adjustments. (a)Unless Administrative Agent shall have received notice from a Bank or Borrower (either one as appropriate being the “Payor”) prior to the date on which such Bank is to make payment hereunder to Administrative Agent of the proceeds of a Loan or Borrower is to make payment to Administrative Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Administrative Agent, Administrative Agent may assume that the Required Payment has been made in full to Administrative Agent on such date, and Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date. If and to the extent the Payor shall not have in fact so made the Required Payment in full to Administrative Agent, the recipient of such payment shall repay to Administrative Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount, at the Federal Funds Rate for three (3) Banking Days and thereafter at the Base Rate.

            (b)     If, after Administrative Agent has paid each Bank’s share of any payment received or applied by Administrative Agent in respect of the Loans, that payment is rescinded or must otherwise be returned or paid over by Administrative Agent, whether pursuant to any bankruptcy or insolvency Law, sharing of payments clause of any loan agreement or otherwise, such Bank shall, at Administrative Agent’s request, promptly return its share of such payment or application to Administrative Agent, together with such Bank’s proportionate share of any interest or other amount required to be paid by Administrative Agent with respect to such payment or application. In addition, if a court of competent jurisdiction shall adjudge that any amount received and distributed by Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Administrative Agent its share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

        SECTION 10.13     Withholding Taxes. Each Bank represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to Administrative Agent such forms, certifications, statements and other documents as Administrative Agent or Borrower may request from time to time to evidence such Bank’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Administrative Agent to comply with any applicable Laws relating thereto. Without limiting the effect of the foregoing, if any Bank is not created or organized under the Laws of the United States or any state thereof, such Bank will furnish to Administrative Agent a U.S. Internal Revenue Service Form W-8ECI in respect of all payments to be made to such Bank by Borrower or Administrative Agent under this Agreement or any other Loan Document or a U.S. Internal Revenue Service Form W-8BEN establishing such Bank’s complete exemption from United States withholding tax in respect of payments to be made to such Bank by Borrower or Administrative Agent under this Agreement or any other Loan Document, or such other forms, certifications, statements or documents, duly executed and completed by such Bank as evidence of such Bank’s exemption from the withholding of U.S. tax with respect thereto. Administrative Agent shall not be obligated to make any payments hereunder to such Bank in respect of any Loan or Participation or such Bank’s Loan Commitment or obligation to purchase Participations until such Bank shall have furnished to Administrative Agent the requested form, certification, statement or document.

        SECTION 10.14     Pro Rata Treatment. Each advance of proceeds of the Loans shall be made by the Banks ratably according to the amounts of their respective Loan Commitments.

        SECTION 10.15     Sharing of Payments Among Banks. If a Bank shall obtain payment of any principal of or interest on any Loan made by it through the exercise of any right of setoff, banker’s lien, counterclaim, or by any other means (including direct payment), and such payment results in such Bank receiving a greater payment than it would have been entitled to had such payment been paid directly to Administrative Agent for disbursement to the Banks, then such Bank shall promptly purchase for cash from the other Banks Participations in the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share ratably the benefit of such payment. To such end the Banks shall make appropriate adjustments among themselves (by the resale of Participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees that any Bank so purchasing a Participation in the Loans made by other Banks may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such Participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of Borrower.

        SECTION 10.16     Possession of Documents. Each Bank shall keep possession of its own Note(s). Administrative Agent shall hold all the other Loan Documents and related documents in its possession and maintain separate records and accounts with respect thereto, and shall permit the Banks and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.

        SECTION 10.17     Minimum Commitment by Administrative Agent. Notwithstanding the provisions of Section 12.05, Administrative Agent agrees, so long as there exists no Event of Default, to maintain a Loan Commitment in an amount no less than $15,000,000, and further agrees to hold and not to participate or assign any of such amount other than an assignment to a Federal Reserve Bank or to the Parent or a majority-owned subsidiary of Administrative Agent.

ARTICLE XI

NATURE OF OBLIGATIONS

        SECTION 11.01     Absolute and Unconditional Obligations. Borrower and each Mortgagor acknowledge and agree that their obligations and liabilities under this Agreement and under the other Loan Documents shall be absolute and unconditional irrespective of (1) any lack of validity or enforceability of any of the Obligations, any Loan Documents, or any agreement or instrument relating thereto, (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the Obligations, (3) any exchange or release of any Collateral, or any release of any other Person from all or any of the Obligations or (4) any other circumstances which might otherwise constitute a defense available to, or a discharge of, Borrower or any other Person in respect of the Obligations.

        The Obligations shall not be conditioned or contingent upon the pursuit by any Bank or any other Person at any time of any right or remedy against Borrower or any other Person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or guarantee therefor or right of setoff with respect thereto.

        SECTION 11.02     Non-Recourse. (a)  Notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with the Loans (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the constituent partners of Borrower or their successors or assigns (said constituent partners and their successors and assigns, for purposes of this Section, hereinafter referred to, individually and collectively, as the “TRG Partners”), and each Bank expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the TRG Partners or out of any assets of the TRG Partners, provided, however, that nothing in this Section shall be deemed to (1) release Borrower from any personal liability pursuant to, or from any of its respective obligations under, the Relevant Documents, or from personal liability for its fraudulent actions or fraudulent omissions, (2) release any TRG Partner from personal liability for its or his own fraudulent actions or fraudulent omissions, (3) constitute a waiver of any obligation evidenced or secured by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents or (4) limit the right of Administrative Agent and/or the Banks to proceed against or realize upon all or any part of the Collateral or any and all of the assets of Borrower (notwithstanding the fact that the TRG Partners have an ownership interest in Borrower and, thereby, an interest in the assets of Borrower) or to name Borrower (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against Borrower or all or any part of the Collateral, any of the TRG Partners) as a party defendant in, and to enforce against all or any part of the Collateral and/or assets of Borrower any judgment obtained by Administrative Agent and/or the Banks with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Administrative Agent’s and/or Banks’ rights against Borrower or all or any part of the Collateral, but not otherwise) or shall be enforced against the TRG Partners, their successors and assigns, or their assets.

            (b)     Notwithstanding anything to the contrary contained in the Relevant Documents, no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the constituent partners or members (other than Borrower and, in such case, only to the extent provided in paragraph (a) above) of any Mortgagor or their respective successors or assigns (said constituent partners or members (other than Borrower) and their respective successors and assigns, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Mortgagor Partners”) and each Bank expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the Mortgagor Partners or out of any assets of the Mortgagor Partners, provided, however, that nothing in this Section shall be deemed to (1) release any Mortgagor from any personal liability pursuant to, or from any of its respective obligations under, the Relevant Documents, or from personal liability for its fraudulent actions or fraudulent omissions, (2) release any Mortgagor Partner from personal liability for its or his own fraudulent actions or fraudulent omissions, (3) constitute a waiver of any obligation evidenced or secured by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents or (4) limit the right of Administrative Agent and/or the Banks to proceed against or realize upon all or any part of the Collateral or any and all of the assets of any Mortgagor (notwithstanding the fact that the Mortgagor Partners have an ownership interest in such Mortgagor and, thereby, an interest in the assets of such Mortgagor) or to name any Mortgagor (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against Borrower, Mortgagor or all or any part of the Collateral, any of the Mortgagor Partners) as a party defendant in, and to enforce against all or any part of the Collateral and/or assets of any Mortgagor any judgment obtained by Administrative Agent and/or the Banks with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Administrative Agent’s and/or Banks’ rights against Borrower, any Mortgagor or all or any part of the Collateral, but not otherwise) or shall be enforced against the Mortgagor Partners, their successors and assigns, or their assets.

ARTICLE XII

MISCELLANEOUS

        SECTION 12.01     Binding Effect of Request for Advance. By its acceptance of any advance of proceeds of the Loans under this Agreement, Borrower shall be bound in all respects by the request for advance submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the request for advance and whether or not the request for advance is executed and/or submitted by an authorized person.

        SECTION 12.02     Amendments and Waivers. No amendment or material waiver of any provision of this Agreement or any other Loan Document nor consent to any material departure by Borrower, any Mortgagor or any other obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks do any of the following: (1) reduce the principal of, or interest on, the Notes or any fees due hereunder or any other amount due hereunder or under any other Loan Document; (2) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees due hereunder or under any other Loan Document, or waive any default in the payment of principal, interest or any other amount due hereunder or under any other Loan Document; (3) change the definition of Required Banks or the definition of Super Majority Banks; (4) amend this Section or any other provision requiring the consent or agreement of all the Banks; (5) waive any default under paragraph (5) of Section 9.01; (6) release Borrower from the Loan Documents, release any Mortgagor from its obligations under the Guaranty or release any material portion of the Collateral, other than, in any such case, in accordance with the provisions of Loan Documents; (7) subordinate the Banks’Lien on any material portion of the Collateral to a Lien to secure any Debt other than the Loans; or (8) increase the Total Loan Commitment other than in accordance with Section 2.19; provided, however, that in no event shall the Total Loan Commitment exceed $650,000,000. Any advance of proceeds of the Loans made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Administrative Agent and the Banks, shall not constitute a waiver of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances. No failure on the part of Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        Except to the extent otherwise provided in Section 2.19, (1) all communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (x) shall be given in the form of a written notice to each Bank, (y) shall be accompanied by or include a description or copy of the matter or thing as to which such determination, approval, consent or disapproval is requested and (z) shall include Administrative Agent’s recommended course of action or determination in respect thereof; (2) each Bank shall reply promptly, but in any event within ten (10) business days (or five [5] business days with respect to any decision to accelerate or stop acceleration of the Loans) after receipt of the request therefor by Administrative Agent (the “Bank Reply Period”); and (3) unless a Bank shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Bank Reply Period, such Bank shall be deemed to have approved or consented to such recommendation or determination.

        SECTION 12.03     Usury. Anything herein to the contrary notwithstanding, the obligations of Borrower under this Agreement and the Notes shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of Law applicable to a Bank limiting rates of interest which may be charged or collected by such Bank.

        SECTION 12.04     Expenses; Indemnification. Borrower agrees to reimburse Administrative Agent on demand for all reasonable costs, expenses, and charges including, without limitation, all reasonable fees and charges of engineers, appraisers and other consultants (provided such other consultants have been engaged with Borrower’s consent, not to be unreasonably withheld or delayed; it being understood, however, that Borrower shall have no such right of consent during the existence of an Event of Default) and external legal counsel incurred by Administrative Agent in connection with the making of the Loans and to reimburse the Administrative Agent for reasonable legal costs, expenses and charges incurred by the Administrative Agent in connection with the performance or enforcement of this Agreement, the Notes, or any other Loan Documents, any amendment or waiver of this Agreement, any increase in the Total Loan Commitment or any addition or release of a Property. Borrower agrees to indemnify Administrative Agent and each Bank and their respective Affiliates, controlling Persons, directors, officers, employees and agents (each, an “Indemnified Party”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses, joint or several, incurred by any of them arising out of or by reason of (x) any claims by brokers due to acts or omissions by Borrower or (y) any third-party claims relating to this Agreement, the Loans, the use of proceeds of the Loans, and the performance by Eurohypo (including as Administrative Agent) or any of its Affiliates of the services contemplated by this Agreement or the Supplemental Fee Letter, and Borrower will reimburse any Indemnified Party for any and all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought to be by or on behalf of Borrower or any of its Affiliates and whether or not any of the transactions contemplated hereby or by the Supplemental Fee Letter are consummated or this Agreement or the Loan Commitments are terminated. Borrower will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith or gross negligence or breach of this Agreement.

        In any such action or proceeding Borrower shall have the right to assume the defense thereof and select counsel reasonably acceptable to Administrative Agent; provided, however, that in no event will such counsel, without the prior written consent of Administrative Agent, not to be unreasonably withheld, be counsel to Borrower or to any of its Affiliates.

        Borrower also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Borrower or its creditors related to or arising out of or in connection with this Agreement, the Supplemental Fee Letter, the Loans, the use of proceeds of the Loans, any of the transactions contemplated hereby or by the Supplemental Fee Letter or any related transaction or the performance by Eurohypo (including as Administrative Agent) or any of its Affiliates of the services contemplated by this Agreement or the Supplemental Fee Letter, except to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith or gross negligence or breach of this Agreement.

        Borrower agrees that, without Administrative Agent’s prior written consent, which shall not be unreasonably withheld, Borrower will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions of this Agreement, unless such settlement, compromise or consent (i) includes an unconditional written release, in form and substance reasonably satisfactory to the Indemnified Parties, of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

        No Indemnified Party shall, without the prior consent of Borrower (not to be unreasonably withheld or delayed) settle or compromise any action or claim for which indemnity has been or could be sought hereunder.

        If (a) an Indemnified Party is requested to appear as a witness in any action brought by or on behalf of Borrower or any of its Affiliates or (b) an Indemnified Party is required to appear as a witness in any action brought against Borrower or any of Affiliates, in either case, in which such Indemnified Party is not named as a defendant, Borrower agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel, and to compensate such Indemnified Party in an amount to be reasonable and mutually agreed upon.

        The obligations of Borrower under this Section and under Article III shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loans.

        SECTION 12.05     Assignment; Participation. This Agreement shall be binding upon, and shall inure to the benefit of, Borrower, Administrative Agent, the Banks and their respective successors and permitted assigns. Borrower may not assign or transfer its rights or obligations hereunder.

        Any Bank may at any time grant to one or more banks or other institutions (each, a “Participant”) participating interests in its Loan (each, a “Participation”) subject, provided there exists no Event of Default, to Borrower’s consent, which consent shall not be unreasonably withheld or delayed. In the event of any such grant by a Bank of a Participation, whether or not Borrower or Administrative Agent was given notice, such Bank shall remain responsible for the performance of its obligations hereunder, and Borrower and Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations hereunder. Any agreement pursuant to which any Bank may grant a Participation shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder and under any other Loan Document, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, however, that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver described in clauses (1) through (6) in the first paragraph of Section 12.02 without the consent of the Participant.

        Any Bank may at any time assign to any bank or other institution (an “Assignee”) with the consent of Administrative Agent and, so long as no Event of Default exists, of Borrower, which consents shall not be unreasonably withheld or delayed, all, or a proportionate part of all, of its rights and obligations under this Agreement and its Note(s), and such Assignee shall assume rights and obligations, pursuant to an Assignment and Assumption Agreement executed by such Assignee and the assigning Bank, provided that, in each case, after giving effect to such assignment, the Assignee’s Loan Commitment, and, in the case of a partial assignment, the assigning Bank’s Loan Commitment, each will be equal to or greater than $10,000,000. No consent of Borrower or Administrative Agent shall be required for any assignment to a bank or other institution that is already a Bank. Additionally, no such consent(s) shall be required for the assignment by a Bank to one or more banks or other institutions which are Affiliates of such Bank, but in the event of any such assignment without such consent(s) the assigning Bank shall not be released of its obligations with respect to the assigned Loan Commitment. Upon (i) execution and delivery of such instrument, (ii) payment by such Assignee to the Bank of an amount equal to the purchase price agreed between the Bank and such Assignee and (iii) payment by such Assignee to Administrative Agent of a fee, for Administrative Agent’s own account, in the amount of $3,500 and payment of the reasonable legal fees necessary for the preparation and execution of a Note and other documents needed to effectuate such assignment, such Assignee shall be a Bank Party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Assumption Agreement, and the assigning Bank shall be released from its obligations hereunder to a corresponding extent (except as otherwise set forth above) , and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this paragraph, substitute Notes shall be issued to the assigning Bank (in the case of a partial assignment) and Assignee by Borrower, in exchange for the return of the original Note(s). The obligations evidenced by such substitute Notes shall constitute “Obligations” for all purposes of this Agreement and the other Loan Documents and shall be secured by the Mortgages. In connection with Borrower’s execution of substitute Notes as aforesaid, Borrower shall deliver to Administrative Agent such evidence of the due authorization, execution and delivery of the substitute Notes and any related documents as Administrative Agent may reasonably request. If the Assignee is not incorporated under the Laws of the United States or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.13. No Bank may assign its rights hereunder or any part thereof to Borrower or any Affiliate of Borrower.

        Any Bank may at any time freely assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

        Borrower recognizes that in connection with a Bank’s selling of Participations or making of assignments, any or all documentation, financial statements, appraisals and other data, or copies thereof, relevant to Borrower or the Loans may be exhibited to and retained by any such Participant or Assignee or prospective Participant or Assignee. In addition, such documentation etc. may be exhibited to and retained by Affiliates of a Bank. In connection with a Bank’s delivery of any financial statements and appraisals to any such Participant or Assignee or prospective Participant or Assignee, such Bank shall also deliver its standard confidentiality statement indicating that the same are delivered on a confidential basis. Borrower agrees to provide all assistance reasonably requested by a Bank to enable such Bank to sell Participations or make assignments of its Loan as permitted by this Section. Each Bank agrees to provide Borrower with notice of all Participations sold by such Bank.

        SECTION 12.06     Addition and Release of Properties. (a)  Subject to the conditions set forth below in subparagraph (b) of this Section, Borrower shall have the right, solely in connection with an increase in the Total Commitment pursuant to Section 2.19 or the replacement of a Property released hereunder, to cause one or more shopping center properties approved by the Super Majority Banks, in their sole and absolute discretion, wholly owned by a Person in which Borrower owns, directly or indirectly, a 100% beneficial and controlling interest to be encumbered by a Mortgage and thereby become a Property. Additionally, subject to the conditions set forth below in subparagraph (c) of this Section, Borrower shall have the right to obtain the release of a Property (other than Twelve Oaks) from the Mortgage encumbering such Property. Each such addition or release of a Property shall effect an immediate change in the computations of compliance with the covenants set forth in Section 8.01 (based on the financial results of the most recently ended calendar quarter for which financial results are required hereunder to have been reported by Borrower, as adjusted [if applicable] by all acquisitions or Dispositions of assets subsequent to the end of such quarter as required by this Agreement and taking into account the effects of the addition or release of the Property).

            (b)     Borrower shall make any request that a property be added as a Property by giving notice to Administrative Agent, which notice shall identify the property or properties that Borrower proposes to add as a Property. Borrower shall furnish to Administrative Agent such documents and information with respect to such proposed Property as Administrative Agent shall reasonably request. Administrative Agent may decide in its reasonable discretion which of the documents described below in this Section 12.06(b) shall be delivered for review by the Banks at such time and which documents may be delivered after approval by the Super Majority Banks of such property as a Property. Upon receipt of such notice, documents and information from Borrower, Administrative Agent shall promptly send copies thereof to each Bank and shall request that each Bank notify Administrative Agent as to whether or not it agrees to accept such property as a Property (the “Property Approval Request”). Each Bank shall have a period of fifteen (15) Banking Days from its receipt of the Property Approval Request to notify Administrative Agent whether or not such Bank agrees to accept the proposed property as a Property. Any Bank that fails to respond to the Property Approval Request within such fifteen (15) Business Day Period will be deemed to have agreed to accept the proposed property as a Property. Following approval of the proposed property as a Property, such property shall be added as a Property upon Borrower’s satisfaction of the following conditions:

(i)	There shall exist no Event of Default;

(ii)	Administrative Agent shall have received (x) a mortgage/deed of trust of the Property to secure the payment and performance of the Obligations, duly executed by the owner thereof and recorded in the appropriate land records, together with executed financing statements under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of Administrative Agent, desirable to perfect the lien on the personal property created by said mortgage/deed of trust, (y) an indemnity agreement regarding Hazardous Materials, duly executed by Borrower and said owner and (z) a guaranty of payment of Borrower’s obligations hereunder and under the Notes, duly executed by said owner (each such mortgage/deed of trust, indemnity and guaranty to be substantially in the form of the Mortgages, Indemnities and Guaranty with respect to the Properties initially given as security for the Loans but with such changes as Administrative Agent reasonably deems necessary or advantageous under local law or in connection with the particular Property);

(iii)	Each of the Property-related and Mortgagor-related representations and warranties set forth in this Agreement shall be true and correct in all material respects with respect to the Property and the owner thereof;

(iv)	The proposed Property shall not be suffering any material casualty and no eminent domain proceedings material to the proposed Property shall have been commenced (or threatened) with respect to all or any part thereof;

(v)	Administrative Agent shall have received an operating statement with respect to the proposed Property for the most recent Fiscal Year and for the most recently ended calendar quarter, and such other financial information regarding the proposed Property and the owner thereof as Administrative Agent may reasonably request;

(vi)	Administrative Agent shall have received (x) each of the items listed in paragraphs (5) through (15) of Section 4.01 with respect to the proposed Property, (y) documents with respect to the owner of the proposed Property of the sort required by paragraphs (15), (16), (17), (18), (19) and (20) of Section 4.01 and (z) such amendments to the Mortgages increasing the maximum amount secured thereby and endorsements to the title insurance policies insuring the Mortgages as Administrative Agent shall reasonably require;

(vii)	Administrative Agent shall have received such other documents, opinions (including opinions of counsel) and assurances as it may reasonably request; and

(viii)	Administrative Agent shall have received payment of its reasonable out-of-pocket expenses in connection with the addition of the proposed Property, including reasonable fees and expenses of counsel.

(c)	The release of any Property shall only be in connection with Borrower’s sale, exchange or other disposition or refinancing thereof and shall be subject to the satisfaction of the following conditions:

(i)	There shall exist no Default or Event of Default;

(ii)	Administrative Agent shall have received at least forty-five (45) days’ prior notice of the date of the proposed release;

(iii)	Administrative Agent shall have received and approved a certificate of the sort required by clause (b) of paragraph (3) of Section 6.09, which shall demonstrate Borrower’s compliance, as of the end of the most recently ended calendar quarter for which financial results are required hereunder to have been reported by Borrower (and taking into account the release of the Property), with the covenants of Borrower enumerated in said clause (b), including, without limitation, Borrower’s covenant in Section 8.01(6); if necessary, Borrower may make a payment in reduction of the outstanding principal balance of the Notes in an amount such that said covenants are complied with;

(iv)	Upon giving effect to the proposed release and any principal payment made by Borrower at the time thereof, the outstanding principal of the Loan will not exceed 65% of the “as is” value of the relevant Mortgagor’s respective interests in the Property or Properties which will remain as security for the Loans, as evidenced, at the option of the Required Banks, by an update to the appraisal(s) delivered pursuant to paragraph (7) of Section 4.01 or subparagraph (b)(vi) of this Section, as the case may be, which updated appraisal(s) shall be commissioned by Administrative Agent at Borrower’s expense and shall be satisfactory to the Required Banks; and

(v)	Administrative Agent shall have received payment of its out-of-pocket expenses in connection with such release, including reasonable fees and expenses of counsel.

        Upon the release of a Property as aforesaid, the relevant Mortgagor shall be released and discharged automatically from its obligations under the Guaranty and under the Indemnity executed by it, and Administrative Agent shall deliver a letter to such Mortgagor confirming said release and discharge.

        SECTION 12.07     Documentation Satisfactory. All documentation required from or to be submitted on behalf of Borrower in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and be satisfactory in form and substance to, Administrative Agent, its counsel and, where specifically provided herein, the Banks. In addition, the persons or parties responsible for the execution and delivery of, and signatories to, all of such documentation, shall be acceptable to, and subject to the approval of, Administrative Agent and its counsel and the Banks.

        SECTION 12.08     Notices, Etc. Except as expressly provided otherwise, all notices, demands, consents, approvals and statements required or permitted hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when presented personally, three (3) days after mailing by registered or certified mail, postage prepaid, or one (1) day after delivery to a nationally recognized overnight courier service providing evidence of the date of delivery, addressed to a party at its address on the signature page hereof or of the applicable Assignment and Assumption Agreement, or at such other address of which a party shall have notified the party giving such notice in writing in accordance with the foregoing requirements.

        SECTION 12.09     Setoff. In addition to (and without limitation of) any right of setoff, bankers’ lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, but only with the prior consent of the Required Banks, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of such Bank’s offices, in Dollars or in any other currency, against any amount payable by Borrower to such Bank under this Agreement or such Bank’s Notes, or any other Loan Document which is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Administrative Agent thereof; provided that such Bank’s failure to give such notice shall not affect the validity thereof. Payments by Borrower hereunder or under the other Loan Documents shall be made without setoff or counterclaim.

        SECTION 12.10     Gross-Up for Taxes. All payments made by Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income taxes and franchise or other taxes (imposed in lieu of income taxes) imposed on a Bank as a result of a present or former connection between such Bank and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Bank’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or its Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to such Bank hereunder or under its Note, the amounts so payable to such Bank shall be increased to the extent necessary to yield to such Bank (after payment of all Non-Excluded Taxes) interest or any such other amounts payable with respect to its Loan at the rates or in the amounts specified in this Agreement and its Note; provided, however, that Borrower shall not be required to increase any such amounts payable to such Bank if such Bank is not organized under the Laws of the United States or a state thereof and such Bank fails to comply with the requirements of Section 10.13. Whenever any Non-Excluded Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to Administrative Agent for the account of such Bank a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Administrative Agent the required receipts or other required documentary evidence, Borrower shall indemnify such Bank for any incremental taxes, interest or penalties that may become payable by such Bank as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

        SECTION 12.11     Twelve Oaks Partial Releases. Provided there exists no Event of Default, Administrative Agent shall release the lien of the Mortgage encumbering Twelve Oaks from portions of the unimproved parcel described as Parcel D (the “Lake Parcel”) in Schedule A to such Mortgage, such parcel being the only portion of the Twelve Oaks premises located outside of the shopping center’s “ring road” (each such portion, a “Release Parcel”) in connection with TOLLC’s simultaneous conveyance thereof; provided, however, that no portion of the lake located on the Lake Parcel shall be released. All such releases shall be subject, in each case, to Administrative Agent’s receipt of (A) evidence that the balance of the Twelve Oaks premises constitutes one or more separate tax and zoning lots and an endorsement to the title insurance policy for said Mortgage insuring that the lien thereof will not be impaired by virtue of the release of the Release Parcel, (B) a current survey of the Twelve Oaks premises, specifically delineating (by metes and bounds) the Release Parcel, certified to Administrative Agent and the Title Insurer, (C) evidence that the Release Parcel is not necessary for the operation, maintenance (including, but not limited to, drainage from and water supply to the Twelve Oaks premises) of and access to the Twelve Oaks Premises, (D) such other documents, opinions and assurances as Administrative Agent may reasonably request (all of the foregoing items (A) through (D) to be received by Administrative Agent at least seven (7) business days prior to the proposed release and be in form and substance reasonably satisfactory to Administrative Agent) and (E) payment of Administrative Agent’s out-of-pocket expenses, including the fees and expenses of counsel, in connection with the foregoing transactions.

        SECTION 12.12     Table of Contents; Headings. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

        SECTION 12.13     USA Patriot Act Notice. The Banks hereby notify Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) [signed into law October 26, 2001]), the Banks are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Banks to identify Borrower in accordance with said Act.

        SECTION 12.14     Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

        SECTION 12.15     Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

        SECTION 12.16     Integration. The Loan Documents and Supplemental Fee Letter set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

        SECTION 12.17     Governing Law. THIS AGREEMENT WAS NEGOTIATED IN PART IN THE STATE OF NEW YORK, THE PROCEEDS OF THE LOANS WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, AND THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

        SECTION 12.18     Waivers. In connection with the obligations and liabilities as aforesaid, Borrower hereby waives: (1) promptness and diligence; (2) notice of any actions taken by any Bank Party under this Agreement, any other Loan Document or any other agreement or instrument relating hereto or thereto except to the extent otherwise provided herein; (3) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this Section, might constitute grounds for relieving Borrower of its obligations hereunder; (4) any requirement that any Bank Party protect, secure, perfect or insure any Lien on any Collateral or exhaust any right or take any action against Borrower or any other Person or against any Collateral; (5) any right or claim of right to cause a marshalling of the assets of Borrower or any Mortgagor; and (6) all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise by reason of payment by Borrower, either jointly or severally, pursuant to this Agreement or any other Loan Document.

        SECTION 12.19     JURISDICTION; IMMUNITIES. BORROWER, ADMINISTRATIVE AGENT AND EACH BANK HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK CITY OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT. BORROWER, ADMINISTRATIVE AGENT, AND EACH BANK IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR UNITED STATES FEDERAL COURT. BORROWER, ADMINISTRATIVE AGENT, AND EACH BANK IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO BORROWER, ADMINISTRATIVE AGENT OR EACH BANK, AS THE CASE MAY BE, AT THE ADDRESSES SPECIFIED HEREIN. BORROWER,

ADMINISTRATIVE AGENT AND EACH BANK AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. BORROWER, ADMINISTRATIVE AGENT AND EACH BANK FURTHER WAIVE ANY OBJECTION TO VENUE IN THE STATE OF NEW YORK AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN THE STATE OF NEW YORK ON THE BASIS OF FORUM NON CONVENIENS. BORROWER, ADMINISTRATIVE AGENT AND EACH BANK AGREE THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST BORROWER, ADMINISTRATIVE AGENT OR ANY BANK, AS THE CASE MAY BE, SHALL BE BROUGHT ONLY IN A NEW YORK STATE COURT SITTING IN NEW YORK CITY OR A UNITED STATES FEDERAL COURT SITTING IN NEW YORK CITY.

        Nothing in this Section shall affect the right of Borrower, Administrative Agent or any Bank to serve legal process in any other manner permitted by law.

        To the extent that Borrower, Administrative Agent or any Bank have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower, Administrative Agent and each Bank hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Notes and any other Loan Document.

        BORROWER, ADMINISTRATIVE AGENT AND EACH BANK WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE LOANS. IN ADDITION, BORROWER HEREBY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO THE NOTES, ANY RIGHT BORROWER MAY HAVE TO (1) INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN A COUNTERCLAIM THAT IF NOT BROUGHT IN THE SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS COULD NOT BE BROUGHT IN A SEPARATE SUIT, ACTION OR PROCEEDING OR WOULD BE SUBJECT TO DISMISSAL OR SIMILAR DISPOSITION FOR FAILURE TO HAVE BEEN ASSERTED IN SUCH SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS) OR (2) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO ANY ASSERTED CLAIM.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP,
a Delaware limited partnership

By /s/ Steven E. Eder
    ________________________________
    Steven E. Eder,
    its authorized signator

Address for notices:

c/o The Taubman Company LLC
200 East Long Lake Road - Suite 300
Bloomfield Hills, Michigan 48304
Attention: Mr. Steven E. Eder

with copy to:

Miro Weiner & Kramer
38500 Woodward Avenue
Suite 100
Bloomfield Hills, Michigan 48304
Attention: Martin L. Katz, Esq.

Counterpart Signature Page to
Secured Revolving Credit Agreement dated October 13, 2004

AGENT AND BANK:	EUROHYPO AG, NEW YORK BRANCH

By: /s/ Ben Marciano
Name: Ben Marciano
Title: Managing Director

By: /s/ Stephen Cox
Name: Stephen Cox
Title: Vice President

Loan Commitment: $50,000,000

Address for Notices:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Head of Portfolio Operations

With a copy to:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Legal Director

Eurohypo AG, New York Branch
123 North Wacker Drive, Suite 2300
Chicago, Illinois 60606
Attention: Maureen Slentz

and

Katten Muchin Zavis Rosenman
525 West Monroe Street, Suite 1600
Chicago, Illinois 60661
Attention: Mark C. Simon, Esq.

Counterpart Signature Page to
Secured Revolving Credit Agreement dated October 13, 2004

BANK:	KEYBANK NATIONAL ASSOCIATION

By: /s/ Michael Kauffman
Name: Michael Kauffman
Title: Vice President

Loan Commitment: $37,500,000

Address for Notices:

Keybank National Association
127 Public Square
8th Floor
Cleveland, Ohio 44114
Attention: Michael Kauffman

With a copy to:

Keybank National Association
127 Public Square
8th Floor
Cleveland, Ohio 44114
Attention: Michele S. Jawyn

Counterpart Signature Page to
Secured Revolving Credit Agreement dated October 13, 2004

BANK:	PNC BANK, NATIONAL ASSOCIATION

By: /s/ Wayne Robertson
Name: Wayne Robertson
Title: Senior Vice President

Loan Commitment: $37,500,000

Address for Notices:

PNC Bank, National Association
One PNC Plaza
Mail Stop PI-POPP-19-2
Pittsburgh, PA 15222
Attention: James Colella

Counterpart Signature Page to
Secured Revolving Credit Agreement dated October 13, 2004

BANK:	COMMERZBANK AG NEW YORK AND GRAND CAYMAN BRANCHES

By: /s/ Christian Berry
Name: Christian Berry
Title: Vice President

By: /s/ Douglas Traynor
Name: Douglas Traynor
Title: Senior Vice President

Loan Commitment: $37,500,000

Address for Notices:

Commerzbank AG
World Financial Center
New York, NY 10281
Attention: Christian Berry

Counterpart Signature Page to
Secured Revolving Credit Agreement dated October 13, 2004

BANK:	HYPO REAL ESTATE CAPITAL CORPORATION

By: /s/ Roy Chin
Name: Roy Chin
Title: Managing Director

By: /s/ Jessica Munzel
Name: Jessica Munzel
Title: Director

Loan Commitment: $37,500,000

Address for Notices:

Hypo Real Estate Capital Corporation
622 Third Avenue
New York, NY 10017
Attention: Jessica Munzel

Counterpart Signature Page to
Secured Revolving Credit Agreement dated October 13, 2004

BANK:	COMERICA BANK

By: /s/ Kristine L. Vigliotti
Name: Kristine L. Vigliotti
Title: Vice President

Loan Commitment: $27,000,000

Address for Notices:

Comerica Bank
Private Equity Group
500 Woodward Avenue
9th Floor, MC 3270
Detroit, MI 48275-3270
Attention: Kristine L. Vigliotti

Counterpart Signature Page to
Secured Revolving Credit Agreement dated October 13, 2004

BANK:	PB (USA) REALTY CORPORATION

By: /s/ George F. Lora
Name: George F. Lora
Title: Assistant Vice President, Portfolio Manageme

By: /s/ Perry Forman
Name: Perry Forman
Title: Vice President

Loan Commitment: $27,000,000

Address for Notices:

PB (USA) Realty Corporation
590 Madison Avenue
New York, NY 10022
Attention: Perry Forman

Counterpart Signature Page to
Secured Revolving Credit Agreement dated October 13, 2004

BANK:	BANK ONE, NA

By: /s/ Keith Lightbody
Name: Keith Lightbody
Title: Vice President

Loan Commitment: $27,000,000

Address for Notices:

Bank One, NA
611 Woodward Avenue
Detroit, MI 48226
Mail Code MI1-8024
Attention: Keith Lightbody

Counterpart Signature Page to
Secured Revolving Credit Agreement dated October 13, 2004

BANK:	MIDFIRST BANK, A FEDERALLY CHARTERED SAVINGS ASSOCIATION

By: /s/ W. Thomas Portman
Name: W. Thomas Portman
Title: Vice President

Loan Commitment: $20,000,000

Address for Notices:

MidFirst Bank
501 N. W. Grand Boulevard
MidFirst Plaza
Suite 160
Oklahoma City, OK 73118
Attention: W. Thomas Portman

Counterpart Signature Page to
Secured Revolving Credit Agreement dated October 13, 2004

BANK:	CALYON NEW YORK BRANCH

By: /s/ Thomas Berkenkamp
Name: Thomas Berkenkamp
Title: Director

By: /s/ Jeffrey O’Brien
Name: Jeffrey O’Brien
Title: Vice President

Loan Commitment: $20,000,000

Address for Notices:

Calyon
1301 Avenue of the Americas
18th Floor
New York, NY 10019
Attention: Daniel Reddy

Counterpart Signature Page to
Secured Revolving Credit Agreement dated October 13, 2004

BANK:	LANDESBANK HESSEN-THÛRINGEN GIROZENTRALE

By: /s/ Jung Y. Chun
Name: Jung Y. Chun
Title: Vice President

By: /s/ William Scragg
Name: William Scragg
Title: Vice President

Loan Commitment: $20,000,000

Address for Notices:

Helaba
420 Fifth Avenue
New York, NY 10018
Attention: Bill Scragg

Counterpart Signature Page to
Secured Revolving Credit Agreement dated October 13, 2004

BANK: Attention: Margaret Renou	FIFTH THIRD BANK (EASTERN MICHIGAN), a Michigan banking
corporation

By: /s/ Timothy J. Kalil
Name: Timothy J. Kalil
Title: Vice President

Loan Commitment: $9,000,000

Address for Notices:

Fifth Third Bank
100 Town Center
Suite 1400
MD JTWN4C
Southfield, MI 48075